UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AK Steel Holding Corporation	James L. Wainscott
9227 CENTRE POINTE DRIVE	CHAIRMAN OF THE BOARD, PRESIDENT AND
WEST CHESTER, OHIO 45069	CHIEF EXECUTIVE OFFICER

April 11, 2011

To our Stockholders:

It is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of AK Steel Holding Corporation. The meeting will be held at 1:30 p.m., Central Daylight Saving Time, on Thursday, May 26, 2011, at the Ritz-Carlton Hotel Chicago, located at 160 E. Pearson Street, Chicago, Illinois 60611. Registration will begin at 1:00 p.m.

Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 28, 2011, or their duly appointed proxies, and to guests of Management. If you cannot attend the meeting in person, I urge you to participate by voting your proxy in one of the methods explained in the Notice of 2011 Meeting of Stockholders that you received in the mail. You may also listen to the Annual Meeting via the Internet. To listen to the live webcast, log on at www.aksteel.com and select the link on the homepage for the webcast of the 2011 Annual Meeting of Stockholders. The webcast will begin at 1:30 p.m. and will remain on the Company’s website for one year. Please note that you cannot record your vote on this website.

Your vote is important, and the Management of AK Steel appreciates your cooperation in directing proxies to vote at the meeting.

This year we have once again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need in an accessible format, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Your continuing interest in our company is greatly appreciated. I look forward to seeing you at the Annual Meeting.

Sincerely,

James L. Wainscott

AK STEEL HOLDING CORPORATION
9227 Centre Pointe Drive
West Chester, Ohio 45069

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
OF AK STEEL HOLDING CORPORATION (THE “COMPANY”)

Date:	Thursday, May 26, 2011

Time:	1:30 p.m., Central Daylight Saving Time

Place:	Ritz-Carlton Hotel Chicago 160 E. Pearson Street Chicago, Illinois 60611

Purposes:	1. To elect as Directors of the Company the ten candidates nominated by the Board;

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011;

3. To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers;

4. To select, by a non-binding advisory vote, the frequency for future stockholder votes concerning Named Executive Officer compensation; and

5. To transact such other business as properly may come before the meeting.

Who Can Vote:	AK Steel stockholders as recorded in our stock register as of the close of business on March 28, 2011.

How You Can Vote:	You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you order a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice of Internet Availability that you received. Those instructions are also available on the Company’s website (www.aksteel.com). If you intend to vote in person at the meeting and your shares are held at a broker, bank or other nominee institution, you must obtain a “legal proxy” from your broker, bank or other institution in advance of the meeting in order to vote your shares at the meeting. Please vote regardless of whether you plan to attend the Annual Meeting.

Right to Revoke Your Proxy:	You may revoke your proxy at any time before it is voted by submitting a new proxy card with a later date or by submitting a subsequent vote via the Internet or by telephone. If you are a stockholder of record, you also may attend the Annual Meeting and revoke your proxy in person.

Who May Attend:	Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 28, 2011, or their duly appointed proxies, and to guests of Management. Registration will begin at 1:00 p.m. Stockholders will need to present personal photo identification to attend. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must (1) bring proof of stock ownership to the meeting to be admitted, and (2) obtain and bring with you to the meeting a “legal proxy” from your broker, bank or other institution in whose name your shares are held in order to vote those shares in person at the meeting. We will accept as proof of stock ownership either a copy of your account statement or a letter from your broker, bank or other institution reflecting the number of shares of common stock you owned as of March 28, 2011.

Cameras and Recording Devices Prohibited:	Please note that no cameras, recording devices or other electronic devices will be permitted at the meeting. For your safety, we reserve the right to inspect all packages prior to admission at the Annual Meeting.

By Authorization of the Board of Directors,
       David C. Horn, Secretary

West Chester, Ohio
April 11, 2011

PROXY STATEMENT

AK STEEL HOLDING CORPORATION
9227 Centre Pointe Drive
West Chester, Ohio 45069

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 26, 2011, and at any and all postponements or adjournments thereof.

On April 11, 2011, we mailed to stockholders of record a notice containing instructions on how to access our 2011 Proxy Statement and 2010 Annual Report to Stockholders on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and the AK Steel Holding Corporation 2010 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability (the “Notice”) was mailed to our stockholders which provides instructions as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

Q.	What is a “proxy?”

A.	A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted to the Company prior to the Annual Meeting of Stockholders (“Annual Meeting”). Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card with respect to each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.

Q.	Whom am I appointing as my proxy?

A.	The Proxy Committee consists of James L. Wainscott, David C. Horn and Albert E. Ferrara, Jr.

Q.	What is a Proxy Statement?

A.	The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.

Q.	Why is the Company soliciting my proxy?

A.	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a “stockholder of record,” which means that you were shown on the Company’s records as the owner of common stock of the Company at the close of business on March 28, 2011, the record date. All such stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible attend the meeting, either in person or by proxy, and vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues.

Q.	Why did I receive more than one Notice?

A.	You may receive more than one Notice if you hold AK Steel stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.

Q.	How do I obtain voting instructions if my stock is held in “street name?”

A.	If your stock is held in “street name” (i.e., a bank, broker or other institution holds your stock in its name for your benefit), you will receive a notice, typically entitled “Voting Instruction Form,” either electronically or by mail from the bank, broker or other institution holding your stock which contains instructions regarding how to access the proxy materials and how to vote.

Q.	If I hold my stock in “street name” and fail to provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, will my stock still get voted?

A.	Not with regard to all matters. If you hold your shares in “street name” and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the entity holding the stock on your behalf in response to the notice you receive from it.

Q.	If I hold my stock in “street name” and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals will no vote be cast on my behalf?

A.	If you are a holder of shares in “street name” and you fail to provide specific voting instructions to the entity holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:

• the election of Directors (Proposal No. 1);

• the advisory vote on Named Executive Officer compensation (Proposal No. 3); and

• the advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation (Proposal No. 4).

Q.	If I hold my stock in “street name” and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals may my bank or broker cast a vote on my behalf?

A.	If you are a holder of shares in “street name” and you fail to provide specific voting instructions to the entity holding the stock on your behalf, that entity may cast a vote on your behalf with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal 2).

Q.	What are “broker non-votes” and how are they counted for voting purposes?

A.	Broker non-votes occur when a broker (or other holder, like a bank) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the broker on how to vote them and the broker does not have discretionary voting power with respect to the proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting.

Q.	Must I use a proxy or may I vote in person at the Annual Meeting?

A.	If you are a stockholder of record and at the entrance to the Annual Meeting you provide the identification required for admission, you may vote in person at the Annual Meeting. If your shares are registered in your name, to be admitted at the Annual Meeting, you will need to present personal photo identification. If your shares are not registered in your name (i.e., you are a “street name” stockholder), in addition to presenting a personal photo identification, you must (1) bring proof of stock ownership to the meeting to be admitted, and (2) obtain and bring with you to the meeting a “legal proxy” from your broker, bank or other institution in whose name your shares are held in order to vote those shares in-person at the meeting. A copy of your account statement or a letter from your broker, bank or other institution reflecting the number of shares of common stock you own as of March 28, 2011 constitutes adequate proof of stock ownership. Contact your bank, broker or other intermediary for specific information on how to obtain a legal proxy in order to attend and vote your shares at the meeting.

Q.	Is there any way for me to vote other than in person or by proxy at the Annual Meeting?

A.	Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet. The Notice you received in the mail contains instructions for voting by these methods. If you hold your shares in “street name,” you must follow the instructions contained in the notice provided to you by the broker, bank or other institution holding your shares on your behalf.

Q.	Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?

A.	You are entitled to one vote for each share of common stock in the Company which you held as of the close of business on March 28, 2011.

Q.	What is a quorum and why is it important?

A.	In the context of the Annual Meeting, a quorum is the presence at the meeting, either in person or by proxy, of stockholders holding the minimum number of shares of the Company’s stock necessary to make the proceedings of that meeting valid under the Company’s By-laws and applicable law.

More specifically, the presence of stockholders at the meeting, in person or represented by proxy, holding a majority of the Company’s issued and outstanding shares constitutes a quorum. As of March 28, 2011, there were 110,250,779 issued and outstanding shares of the Company’s common stock, which is the only class of stock outstanding.

Q.	What are my choices when voting on a particular proposal?

A.	Your choices vary depending on the specific proposal. You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to every proposal except Proposal No. 4, which is the advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation. With respect to Proposal No. 4, you may vote for one of four options: “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN”.

Q.	How many votes are needed for the proposals to pass?

A.	Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for election as a Director. (This is different than in prior years when Directors could be elected by the affirmative vote of the majority of only a plurality of the shares present or in person or represented by proxy at the Annual Meeting and entitled to vote.) The “affirmative vote of a majority of the votes cast” means that the number of votes cast for a Director Nominee’s election exceeds the number of votes “cast against” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes in this context.

Ratification of Independent Registered Public Accounting Firm (Proposal No. 2). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification of the appointment of the independent registered public accounting firm. This vote regarding ratification, however, is a non-binding, advisory vote.

Advisory Vote on Named Executive Officer Compensation (Proposal No. 3). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the issue is required for approval of the 2010 compensation of the Named Executive Officers of the Company, as disclosed in this Proxy Statement. This vote regarding executive compensation, however, is a non-binding, advisory vote.

Advisory Vote on the Frequency of Future Stockholder Votes Concerning Named Executive Officer Compensation (Proposal No. 4). The voting option, if any, that receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the issue will be the option adopted by the stockholders. This vote regarding frequency of future votes on executive compensation, however, is a non-binding, advisory vote.

Q.	What does it mean to “ABSTAIN” from voting and what impact does that have?

A.	If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be considered “present” and “entitled to vote” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. Beyond being counted for purposes of establishing a quorum, the practical effect of voting to “ABSTAIN” varies depending upon the proposal for which you submit it. With respect to Proposal No. 1, voting to “ABSTAIN” will have no practical effect because the election of Directors is based upon the number of votes cast. With respect to Proposal No. 2 (ratification of the independent registered public accounting firm), Proposal No. 3 (an advisory vote on Named Executive Officer compensation) and Proposal No. 4 (an advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation), abstentions are not considered votes and have the same practical effect as a vote “AGAINST” when determining whether the requirement for a majority of votes in favor of passage has been satisfied. However, each of these proposals are advisory in nature and, to the extent that the Board considers and gives weight to the voting results when considering future action on the subject of the proposal, a vote to “ABSTAIN” provides no input to the Board with respect to shareholder preference on that subject.

Q.	Who will count the votes?

A.	The votes will be counted by an inspector of election appointed by the Board. The Board has appointed Jeanine Simon of Computershare Investor Services, LLC as the inspector of election and Michael Lang, also of Computershare Investor Services, LLC, as an alternate inspector of election in the event Ms. Simon is unable to serve.

Q.	What happens if I return my proxy card but do not mark how I want my votes to be cast?

A.	If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the Proxy Committee as recommended by the Board of Directors.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote your shares:

1. FOR the election of each of the nominee Directors (Proposal No. 1).

2. FOR the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).

3. FOR the approval of the advisory vote concerning Named Executive Officer compensation (Proposal 3).

4. For the option of THREE YEARS with respect to the advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation (Proposal No. 4).

ELECTION OF DIRECTORS
(Proposal 1 on the proxy card)

In accordance with the Company’s By-laws, the Board of Directors has fixed the number of Directors at ten. Ten incumbent nominees will stand for election at the Annual Meeting. If elected, each nominee will serve as a Director of the Company for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualified. If any nominee is unable to serve, or determines prior to his or her election that he or she will be unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

Overview

The Company is proud to have a diverse, but cohesive, Board of Directors comprised currently of ten distinguished and highly accomplished individuals, all of whom are independent except for Mr. Wainscott, the Company’s President and Chief Executive Officer. Collectively, they bring a wide range of viewpoints and backgrounds to the Board, rooted in a broad base of complementary experience and expertise. They share a record of substantial achievements and extraordinary service in the public sector, private sector business, and charitable endeavors.

The Board’s members include several current and former top executives of leading American companies. Having overseen successful companies themselves, these Directors are able to assist the Company’s Management in reaching and implementing key tactical and strategic decisions, leveraging experiences from their combined decades of leadership and experience. In many instances, the companies with whom the Directors are or were formerly executives conduct business in areas that either are related to the Company’s ongoing business or operations (such as the automotive or iron ore business), or else share similar characteristics with the Company’s business or operations (such as operating in the manufacturing sector).

The Board also includes several Directors who have served the public in high positions with the federal and state governments. In addition to the substantive expertise achieved in the various public offices, these Directors are able to draw upon their general experience in the government sector when exercising their oversight responsibilities as members of the Company’s Board. As with most large businesses today, the Company deals with several government agencies on a regular basis and, accordingly, receives great dividends from the insights of these Directors.

Many of the Company’s Directors also have served and currently serve on other boards of directors, including on some of the world’s top companies, premier academic institutions, and leading charitable organizations. Their experiences on these other boards enhance their base of experience and facilitate their ability to provide strategic oversight and direction to the Company’s Management.

As with all boards of directors, the composition of the Company’s Board changes over time, as new Directors replace those whose service to the Company has ended. The Nominating and Governance Committee, comprised entirely of independent Directors, is responsible for identifying, screening and recommending persons for nomination by the Board to serve as a Director. Directors are selected on the basis of, among other things, the following criteria listed in the Company’s Corporate Governance Guidelines:

•	personal qualities and characteristics, such as judgment, integrity, reputation in the business community, and record of public service;

•	business and/or professional expertise, experience and accomplishments;

•	ability and willingness to devote sufficient time to the affairs of the Board and of the Company;

•	diversity of viewpoints, backgrounds and experience they will bring to the Board; and

•	the needs of the Company at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of other Directors in building a Board that is effective and responsive to the needs of the Company.

One of the explicit criteria listed above for selection as a Director nominee is the diversity of viewpoints, backgrounds and experience the potential nominee will bring to the Board. Thus, the Nominating and Governance Committee specifically considers diversity in discharging its duty to identify, screen and review individuals qualified to serve as Directors of the Company. In addition, pursuant to its Charter, the Committee also annually reviews the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of skills, experience and other characteristics, including diversity. The Committee does not, however, apply a narrow definition of diversity that would limit it to an individual’s gender, race, ethnic background or other such personal characteristics. Rather, the Committee views diversity as an expansive criteria that encompasses differing backgrounds, perspectives, personal qualities, technical skills, professional experience, expertise, education and other desired qualities. It utilizes this inclusive view in the context of identifying and evaluating nominees whose viewpoints, attributes and experiences, taken as a whole, will complement the existing Board and facilitate its ability to be effective and responsive to the needs of the Company and its stockholders.

The Nominating and Governance Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee’s deliberations are completed, it reports its findings and recommendations to the Board. The Board then proposes a slate of nominees to the stockholders for election to the Board at the annual stockholders’ meeting. Between annual stockholders’ meetings, the Board (based on the recommendations of the Nominating and Governance Committee) may elect Directors to serve until the next annual meeting. Using this methodology, the Board nominates the person whom the Board feels is the best available choice to complement the experience and expertise of the existing Directors and to represent the interests of the Company and its stockholders.

Set forth below is a description of the particular experience, qualifications, attributes and skills of each Director-nominee that led the Board to conclude that he or she should be nominated to serve as a Director of AK Steel. While each nominee, of course, has many other traits and qualifications to serve as a Director of AK Steel, the descriptions set forth below are intended to articulate the most significant of them and the ones to which the Board gave the most attention in its evaluation of who should be nominated to serve as a Director of AK Steel. As discussed above, however, the Board also gave consideration to the overall composition of the Board and to ensuring that the Board continues to have a broad diversity of viewpoints, backgrounds and experience.

Information Concerning Nominees for Directors

Richard A. Abdoo	Age:	67
	AK Steel Director Since:	April 19, 2001

	AK Steel Committees:	Management Development and Compensation (Chair), Nominating and Governance

	Current Principal Occupation:	President, R. A. Abdoo & Co., LLC

	Prior Significant Positions Held:	Served as Chairman and Chief Executive Officer of Wisconsin Energy Corporation from May 1991 to April 2004, and as President from May 1991 to March 2003

	Other Directorships Held:*	NiSource Inc. (2008 — present), ZBB Energy Corporation (2009 — present), RENERGY Corporation (f/k/a Catalytica Energy Systems, Inc. 2005 — 2009), Marshall & Ilsley Corporation (2005 — 2006)

	Education:	Bachelor degree in electrical engineering from the University of Dayton; Master of Arts degree in economics from the University of Detroit

	Other Information:	Member of the American Economic Association and a registered professional engineer in Michigan, Ohio, Pennsylvania and Wisconsin

	Narrative Description of Experience, Qualifications, Attributes and Skills:	By virtue of his former positions as Chairman and Chief Executive Officer of Wisconsin Energy Corporation, as well as his current positions as a member of the Boards of Directors of three other energy-related companies, Mr. Abdoo has extra-ordinary expertise and experience pertaining to energy issues. Because the steel industry is an intense user of energy, his depth of knowledge of the energy industry is of particular note with respect to his qualifications to serve as a Director of AK Steel, though it clearly is not the sole reason for his nomination to the Board. More broadly, by virtue of his diverse background and experience, Mr. Abdoo provides valuable insights with respect to a broad range of business, social and governance issues facing corporations today. As a former Chief Executive Officer, Mr. Abdoo understands well the issues facing executive management of a major corporation. As a registered professional engineer in several states, Mr. Abdoo is able to offer a unique technical perspective to issues under consideration by the Board. By virtue of his long-time role as a champion of humanitarian and social causes, including on behalf of the Lebanese community, he has great expertise with respect to the social issues confronting corporate America. As a result of his commitment to and work on behalf of social causes, he is a recipient of the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

 * Included in this section for Mr. Abdoo, and similarly for all other Directors below, are all directorships at public companies and registered investment companies held currently or at any time since January 1, 2006.

John S. Brinzo	Age:	69
	AK Steel Director Since:	January 19, 2007

	AK Steel Committees:	Ad Hoc Finance, Management Development and Compensation, Nominating and Governance

	Current Principal Occupation:	Retired Chairman of the Board of Directors and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc)

	Prior Significant Positions Held:	Served as Chairman, President and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc) from July 2003 until April 2005; served as Chairman and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc) from January 2000 until his retirement as CEO in September 2006, and as Chairman in May 2007

	Other Directorships Held:	Delta Air Lines, Inc. (2007 — present), Cliffs Natural Resources, Inc. (f/k/a/ Cleveland-Cliffs Inc) (1997 — 2007), The Brinks Company (2004 — 2008), Alpha Natural Resources, Inc. (2006 — 2009), Brink’s Home Security Holdings, Inc. (2008 — 2010)

	Education:	Bachelor of Science degree in business administration from Kent State University; Master of Business Administration degree from Case Western Reserve University

	Other Information:	Serves on the board of trustees for the Kent State Endowment Foundation. Past Chairman of the National Mining Association. Past director of the American Iron and Steel Institute.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Brinzo brings to the Board a broad knowledge of, and unique insights into, raw materials issues, an area which is and will remain vital to the Company’s business. Mr. Brinzo guided Cliffs Natural Resources, Inc. (then known as Cleveland-Cliffs Inc) through some of the most difficult times in the history of the iron ore and steel industries, expanding the company with domestic and international acquisitions, and transforming it into a very successful world-wide enterprise. Mr. Brinzo’s contribution to the Board, however, is not limited to his industrial expertise and experience. He has years of executive management experience which he is able to draw upon when exercising his oversight responsibilities as a member of the Company’s Board. In addition, by virtue of his service on other large company boards, such as Alpha Natural Resources, Inc., Brinks Home Security Holdings, Inc. and Delta Airlines, Inc., Mr. Brinzo provides valuable experience in dealing with other areas of Board responsibility, including with respect to corporate governance and executive compensation matters. Mr. Brinzo also has an extensive financial background and served as Controller and Chief Financial Officer of Cliffs Natural Resources. He is Chairman of Delta Airline’s Audit Committee and has served on three other audit committees of publicly traded companies.

Dennis C. Cuneo	Age:	61
	AK Steel Director Since:	January 21, 2008

	AK Steel Committees:	Audit, Public and Environmental Issues

	Current Principal Occupation:	Partner, Fisher & Phillips LLP and President, DC Strategic Advisors, LLC

	Prior Significant Positions Held:	Served as an attorney at Arent Fox LLP from 2006 to 2010, Senior Vice President of Toyota Motor North America, Inc. from 2000 to 2006, Corporate Secretary and Chief Environmental Officer of Toyota Motor North America, Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006

	Other Directorships Held:	BorgWarner Inc. (2009 — present), Center for Automotive Research (2010 — present)

	Education:	Bachelor of Science degree from Gannon College; MBA degree from Kent State University; JD degree from Loyola University

	Other Information:	Serves on the board of trustees for Loyola University and Rose Hulman Institute of Technology, and as a member of the Visiting Committee of the University of Chicago’s Physical Sciences Division. Served as Chairman of the Cincinnati Branch of the Federal Reserve from 2003 to 2004. Former member of the executive committee and chair of the human resources group of the National Association of Manufacturers.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Cuneo brings a wealth of experience in, and a deep understanding of, the automotive industry, a key part of the Company’s product market and strategy. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. As one of Toyota’s earliest American executives, he was instrumental in the launch of the company’s manufacturing operations in North America, and led Toyota’s site selection team for North America for over 10 years. He continues to consult in the automotive industry, and sits on the Board of BorgWarner Inc., a publicly-traded automotive supplier. Thus, he not only brings to the Board his knowledge of the automotive industry and its trends, he also contributes significantly to its expertise and experience in a broad range of Board oversight areas. Mr. Cuneo also is a licensed attorney, so he is able to provide a legal perspective on issues facing the Board and the Company, particularly with respect to corporate governance and regulatory matters.

William K. Gerber	Age:	57
	AK Steel Director Since:	January 1, 2007

	AK Steel Committees:	Ad Hoc Finance, Audit (Chair), Public and Environmental Issues

	Current Principal Occupation:	Managing Director, Cabrillo Point Capital LLC

	Prior Significant Positions Held:	Served as Executive Vice President and Chief Financial Officer of Kelly Services, Inc. from 1998 to December 2007; served as Vice President-Finance from 1993 to 1998 and Vice President-Corporate Controller from 1987 to 1993 of The Limited Brands Inc. (f/k/a/ The Limited, Inc.)

	Other Directorships Held:	Kaydon Corporation (2007 — present), Wolverine World Wide, Inc. (2008 — present)

	Education:	Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania; MBA degree from the Harvard Graduate School of Business Administration

	Other Information:	Certified Public Accountant

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Gerber brings an impressive background in corporate finance and accounting to AK Steel’s Board. Mr. Gerber currently is Managing Director of Cabrillo Point Capital LLC, a private investment fund. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing solutions company. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc. He also is a Certified Public Accountant. By virtue of these and other positions, Mr. Gerber is one of the Board’s “audit committee financial experts.” He thus contributes a broad and keen understanding of complex financial and accounting matters to the Board and its Audit Committee, which he chairs. The Board also benefits from Mr. Gerber’s membership on the audit committees of two other public companies, Kaydon Corporation and Wolverine World Wide, Inc., as he is able to share best practices and ideas learned and developed during his service on those committees.

Dr. Bonnie G. Hill	Age:	69
	AK Steel Director Since:	April 7, 1994

	AK Steel Committees:	Management Development and Compensation, Public and Environmental Issues

	Current Principal Occupation:	President of B. Hill Enterprises, LLC

	Prior Significant Positions Held:	Served as President and Chief Executive Officer of The Times Mirror Foundation and Vice President of The Times Mirror Company from February 1997 to July 2001; served as Senior Vice President Communications and Public Affairs for the Los Angeles Times from August 1998 to July 2001; prior thereto, served as Dean of the McIntire School of Commerce at the University of Virginia

	Other Directorships Held:	The Home Depot, Inc. (1999 — present; Lead Director 2008 - present), Yum Brands, Inc. (2004 — present), California Water Service Group (2004 — present), The Hershey Company (f/k/a Hershey Foods Corporation) (1993 — 2007), Albertson’s, Inc. (2002 — 2006)

	Education:	Bachelor of Science degree from Mills College; Masters degree from California State University; Ed.D. from University of California, Berkeley

	Other Information:	Serves on the boards of FINRA Investor Education Foundation, The RAND Corporation, and is a member of the Public Company Accounting Oversight Board’s Investor Advisory Committee.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Dr. Hill has a distinguished record in both the public and private sectors, and brings to the Board her experience and expertise as a leader in both areas. She has particular expertise in corporate governance and board organizational and public policy issues. She has been a speaker and panelist at leading seminars across the country on these topics and currently is President of a consulting firm which specializes in providing advice with respect to them. Dr. Hill has served on the boards of some of America’s leading companies and currently serves as the Lead Director for The Home Depot Board of Directors. The AK Steel Board benefits from the breadth and depth of Dr. Hill’s understanding of corporate governance and other Board issues, gleaned from her experiences on these other boards and as a leading commentator on the subject. Having served in various positions with the State of California in the administration of Governor Pete Wilson, the Securities & Exchange Commission and the administrations of Presidents Ronald Reagan and George W. Bush, Dr. Hill has a thorough understanding of the public sector and is able to provide insight to the other members of the Public and Environmental Issues Committee, and to the Board at large, with respect to issues relating to government oversight, interaction and communication.

Robert H. Jenkins	Age:	68
	AK Steel Director Since:	January 24, 1996

	AK Steel Committees:	Management Development and Compensation, Nominating and Governance (Chair)

	Current Principal Occupation:	Lead Director of the Company’s Board of Directors

	Prior Significant Positions Held:	Served as the non-executive Chairman of the Board of the Company from October 16, 2003 to December 31, 2005; served as Chairman of the Board of Sundstrand Corporation from April 1997 and as President and Chief Executive Officer of that company from September 1995, in each case until his retirement in August 1999 following the merger of Sundstrand Corporation with and into United Technologies Corporation in June 1999; employed by Illinois Tool Works as its Executive Vice President and in other senior management positions for more than five years prior thereto

	Other Directorships Held:	Clarcor Inc. (1999 — present), ACCO Brands Corporation (2007 — present; Presiding Independent Director 2009 — present), Solutia, Inc. (1997 — 2007)

	Education:	Bachelor of Science degree in Business Administration and Engineering from the University of Wisconsin

	Other Information:	Past member of the board of trustees for the Manufacturers Alliance and the National Association of Manufacturers. Past member of the board of directors of Sentry Insurance and Visteon Corporation.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Jenkins brings to the Board a long and accomplished history of service and leadership on this Board and on the boards of other companies. In 2003 he was selected by Board Alert as one of the year’s seven Outstanding Directors in the United States. In addition to serving as the Lead Director of AK Steel, he also serves as the Presiding Independent Director of ACCO Brands Corporation. He has a keen understanding of executive management issues by virtue of his own experiences as an executive in the private sector, including as former Chairman and Chief Executive Officer of Sundstrand Corporation and as a senior executive at Illinois Tool Works. His prior experience with Sundstrand and Illinois Tool Works also provided Mr. Jenkins with an in-depth understanding of industrial processes and management of a manufacturing business. The Board and the Company’s Management gain valuable strategic and operational guidance from Mr. Jenkins, owing to his depth and breadth of experience in manufacturing companies and his history of board leadership positions.

Ralph S. Michael, III	Age:	56
	AK Steel Director Since:	July 20, 2007

	AK Steel Committees:	Ad Hoc Finance (Chair), Audit, Management Development and Compensation

	Current Principal Occupation:	President and Chief Executive Officer, Fifth Third Bank, Greater Cincinnati

	Prior Significant Positions Held:	Former President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007; served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association, and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank, from 2004 through July 2005; served as President of U.S. Bank Oregon from 2003 to 2005; served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing, from 2001 to 2002; served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking from 1996 to 2001

	Other Directorships Held:	Key Energy Services Inc. (2003 — present), Arlington Asset Investment Corporation (2006 — present), FBR Capital Markets Corp. (2009 — present), and Integrated Alarm Services Group (2003 — 2007)

	Education:	Bachelor of Arts degree in economics from Stanford University; Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management

	Other Information:	Serves on the board of directors of The Cincinnati Bengals, Inc. and the Cincinnati Center City Development Corporation. Serves on the board of trustees of Xavier (OH) University and the Good Samaritan Hospital Foundation.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Michael brings a strong business, banking and financial background to the Board. Mr. Michael has held executive level positions with several companies in the insurance and financial sectors, including in his current capacity as President and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati. Previously, Mr. Michael held various executive and management positions with Ohio Casualty Insurance Company, U.S. Bank and PNC Financial Services Group. As a result of these years of experience in executive management and financial services, Mr. Michael is one of the Board’s “audit committee financial experts.” His experience and background also enable him to provide valuable insights on a variety of Board oversight matters, including complex banking and financial issues. In addition, the Board and Management benefit from the experience and knowledge Mr. Michael provides from service on other public company boards. These include capital markets and finance matters as a director for FBR Capital Markets, Inc. and energy-related issues as a member of the board and Lead Director of Key Energy Services, Inc.

Shirley D. Peterson	Age:	69
	AK Steel Director Since:	January 13, 2004

	AK Steel Committees:	Audit, Nominating and Governance

	Current Principal Occupation:	Retired

	Prior Significant Positions Held:	Served as President of Hood College, an independent liberal arts college in Frederick, Maryland from 1995 until 2000; served in the U.S. government, first appointed by President George H.W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of Internal Revenue from 1989 until 1993; partner in the law firm of Steptoe & Johnson from 1969 until 1989 and 1993 until 1994

	Other Directorships Held:	Goodyear Tire & Rubber Company (2004 — present), Wolverine World Wide, Inc. (2005 — present), Champion Enterprises, Inc. (2004 — 2010), Federal Mogul Corporation (2002 — 2007)

	Education:	Bachelor of Arts degree from Bryn Mawr College; JD degree from the New York University School of Law

	Other Information:	Recipient of the Distinguished Service Award from the U.S. Department of Treasury and the Edmund J. Randolph Award for outstanding service from the U. S. Department of Justice. Former director on the board of Bethlehem Steel Corporation. Former Trustee and Chairman of the Board of a DWS Fund Complex (f/k/a Scudder Mutual Funds). Trustee Emerita, Bryn Mawr College.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Ms. Peterson brings to the Board a wealth of diverse and distinguished experience from her career in both the public and private sectors. She has relevant financial, executive management and legal experience as well as extensive experience on public company boards, including several in the steel or manufacturing sector. Her service to the U.S. government includes her appointment by President George H.W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, and a subsequent appointment as Commissioner of the Internal Revenue Service. In the private sector, Ms. Peterson’s experience includes serving as President of Hood College and as head of the tax practice of Steptoe & Johnson, a leading national law firm. She also served on the board of directors of Bethlehem Steel Corporation, as well as the boards of other public manufacturing companies. This variety of experience at the highest levels in different sectors and areas, including the steel industry, enables Ms. Peterson to bring a valuable and diverse viewpoint to the Board.

Dr. James A. Thomson	Age:	66
	AK Steel Director Since:	March 18, 1996

	AK Steel Committees:	Audit, Public and Environmental Issues (Chair)

	Current Principal Occupation:	President and Chief Executive Officer of The RAND Corporation

	Prior Significant Positions Held:	From 1977 to January 1981, Dr. Thomson was a member of the National Security Council staff at the White House. He served on the staff of the Office of the Secretary of Defense, 1974-1977

	Other Directorships Held:	Encysive Pharmaceuticals Inc. (f/k/a Texas Biotechnology Corporation) (1994 — 2008)

	Education:	Bachelor of Science degree in physics from the University of New Hampshire; M.S. and Ph.D. in physics from Purdue University

	Other Information:	Member of the Council on Foreign Relations, New York; the International Institute for Strategic Studies, London; and the board of the Los Angeles World Affairs Council. Former member of the National Security Council staff at the White House, where he was primarily responsible for defense and arms-control matters related to Europe, and the staff of the Office of the Secretary of Defense.

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Dr. Thomson has been President and Chief Executive Officer of The RAND Corporation since 1989 and a member of its staff since 1981. RAND is a nonprofit, nonpartisan institution that seeks to improve public policy through research and analysis. RAND’s agenda is broad, including international security, supply chains, health policy, energy and environment, and economics, to name just a sample. Through his position as the top executive of, and years of service with, a think tank providing policy-related research and analysis, Dr. Thomson is able to provide the Board and the Company an unparalleled perspective and depth of knowledge with respect to public policy issues and global trends that affect the Company’s business. As a result, Dr. Thomson is extremely well-suited for his position as Chair of the Public and Environmental Issues Committee. As a sitting CEO, Dr. Thomson also provides a valuable perspective on the current issues confronting executive management.

James L. Wainscott	Age:	54
	AK Steel Director Since:	October 16, 2003

	AK Steel Committees:	None

	Current Principal Occupation:	Chairman, President and Chief Executive Officer of the Company

	Prior Significant Positions Held:	President and Chief Executive Officer of the Company from October 2003 to December 2005; Chief Financial Officer from July 1998 to October 2003; Treasurer of the Company from April 1995 to April 2001; elected Senior Vice President of the Company in January 2000, having previously served as Vice President from April 1995 until that date

	Other Directorships Held:	Parker-Hannifin Corporation (2009 — present)
	Education:	Bachelor of Science degree in accounting from Ball State University; Master of Business Administration degree from the University of Notre Dame

	Other Information:	Chairman of the board of trustees for the Good Samaritan Hospital Foundation and serves on the board of trustees of Xavier (OH) University; Former Chairman, American Iron and Steel Institute; Certified Public Accountant, Certified Management Accountant, Certified Internal Auditor, Certified Information Systems Auditor and Chartered Financial Analyst

	Narrative Description of Experience, Qualifications, Attributes and Skills:	Mr. Wainscott serves as the Chairman of the Board and the Company’s Chief Executive Officer and President. Mr. Wainscott began his steel industry career in 1982 with the former National Steel Corporation, holding a number of increasingly responsible positions at plant and corporate headquarters levels. He joined AK Steel as vice president and treasurer in 1995, later advancing to senior vice president and CFO before becoming the Company’s President and Chief Executive Officer in 2003. By virtue of this experience, Mr. Wainscott has an extraordinarily broad and deep knowledge of the Company and the steel industry. As the only employee-Director on the Board, he is able to provide the Board with an “insider’s view” of what is happening in all facets of the Company. He shares not only his vision for the Company, but also his hands-on perspective as a result of his daily management of the Company and constant communication with employees at all levels. A former chairman of the American Iron and Steel Institute, Mr. Wainscott is able to furnish the Board with the most recent and relevant information affecting the steel industry. Mr. Wainscott’s appointment to the board of directors of the Parker-Hannifin Corporation has further expanded his exposure to other management styles and governance perspectives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee, and a Public and Environmental Issues Committee. In October 2010, the Board created the Ad Hoc Finance Committee. Although its members are presented in the following table, as further discussed below, the Ad Hoc Finance Committee currently is not a standing committee of the Board. The table below shows the current membership for each Board committee.

Management
			Development and	Nominating and	Public and
	Ad Hoc Finance		Compensation	Governance	Environmental
Director	Committee	Audit Committee	Committee	Committee	Issues Committee

Richard A. Abdoo			✓ (Chair)	✓
John S. Brinzo	✓		✓	✓
Dennis C. Cuneo		✓			✓
William K. Gerber	✓	✓(Chair)			✓
Dr. Bonnie G. Hill			✓		✓
Robert H. Jenkins(1)			✓	✓(Chair)
Ralph S. Michael, III	✓ (Chair)	✓	✓
Shirley D. Peterson		✓		✓
Dr. James A. Thomson		✓			✓(Chair)
James L. Wainscott(2)

(1)	Mr. Jenkins is the independent Lead Director of the Board.

(2)	Mr. Wainscott is the Chairman of the Board.

Audit Committee

The Audit Committee has five members and met nine times in 2010. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Management’s conduct of the Company’s financial reporting process, including:

•	overseeing the integrity of the Company’s financial statements;

•	monitoring compliance with legal and regulatory requirements;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	assessing the performance of the independent registered public accounting firm and internal audit function;

•	determining annually that one or more of its members meets the definition of “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002;

•	reviewing annually the financial literacy of each of its members, as required by the New York Stock Exchange listing standards; and

•	appointing, removing and monitoring the performance of the members of any Benefit Plans Administrative Committee and any Benefit Plans Asset Review Committee of the Company, and periodically reviewing the performance of assets under the direction of the Benefit Plans Asset Review Committee.

In fulfilling these responsibilities, the Audit Committee selects and appoints the independent registered public accounting firm that will serve as the independent auditor of the Company’s annual financial statements. As a matter of good corporate governance, the Committee seeks ratification by the Company’s stockholders of the appointment of that firm as the Company’s independent registered public accounting firm. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, the Company’s critical accounting policies and estimates and the recommendations of the independent registered public accounting firm regarding the Company’s internal accounting systems and controls. The report of the Audit Committee is located on page 71.

At its March 2011 meeting, the Board of Directors considered a recommendation by the Nominating and Governance Committee to grant a request made by Mr. Michael for approval to serve on a fourth Audit Committee of a publicly-traded company. Upon the recommendation of the Nominating and Governance Committee, and after discussing the matter, the Board determined that Mr. Michael’s simultaneous service on more than three Audit Committees would not impair his ability to serve on the AK Steel Audit Committee and therefore approved his request.

At its March 2011 meeting, the Board of Directors determined that all of the members of the Audit Committee are financially literate and that each of Messrs. Gerber and Michael is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee satisfies the requirements of New York Stock Exchange Rules 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act and each of its members satisfies the independence, financial literacy and other requirements of those provisions and New York Stock Exchange Rule 303A.02.

Management Development and Compensation Committee

The Management Development and Compensation Committee has five members and met five times in 2010. The primary purpose of the Management Development and Compensation Committee is to assist the Board in overseeing the Company’s management compensation policies and practices, including:

•	overseeing, and reporting to the Board with respect to, the development and implementation of the Corporation’s policies and programs for the development of its senior leadership;

•	overseeing, and reporting to the Board with respect to, the development and implementation of the Corporation’s executive officer succession plan;

•	determining and approving the compensation of the Company’s Chief Executive Officer;

•	determining and approving compensation levels for the Company’s other executive officers;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees; and

•	reviewing and approving for inclusion in the proxy statement Management’s Compensation Discussion and Analysis.

At its March 2011 meeting, the Board of Directors determined that all of the members of the Management Development and Compensation Committee are “outside directors” as that term is defined by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), at Section 162(m) and “non-employee directors” as that term is defined in Rule 16b-3(b)(3) under the Exchange Act. The Management Development and Compensation Committee satisfies the requirements of New York Stock Exchange Rule 303A.05 and each of its members satisfies the independence and other requirements of that rule and New York Stock Exchange Rule 303A.02. For additional information concerning the Management Development and Compensation Committee and its activities, see “Compensation Discussion and Analysis” beginning on page 30.

Nominating and Governance Committee

The Nominating and Governance Committee has four members and met five times in 2010. The primary purpose of the Nominating and Governance Committee is to assist the Board in:

•	reviewing the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill Board vacancies;

•	overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board;

•	developing, recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines;

•	reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary;

•	considering the independence and related qualifying determinations of each Director and nominee for Director and making a recommendation to the Board with respect to such matters; and

•	reviewing the Company’s policies and procedures for the review, approval or ratification of reportable transactions with related persons, including reviewing and addressing conflicts of interest of Directors and executive officers, and making a recommendation to the Board with respect to such matters.

At its March 2011 meeting, the Board of Directors determined that all of the members of the Nominating and Governance Committee satisfy the independence and other requirements of New York Stock Exchange Rules 303A.02 and 303A.04.

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee deliberates, it reports its findings and recommendation to the Board. The Board then considers that recommendation and proposes a slate of nominees to the stockholders for election to the Board. In addition to meeting independence requirements, nominees for the Board must not have reached their 72nd birthday at the time of their election. The principal criteria used for the selection of nominees, as well as the focus of the Committee on diversity as part of the selection process, is described more fully above at page 5 under “Overview.”

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s By-laws, or as otherwise recommended, and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, and should contain all required information and any other supporting material the stockholder considers appropriate. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s By-laws relating to stockholder nominations as described below at page 78 in “Stockholder Proposals for the 2012 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any stockholder or stockholder group for election at the 2011 Annual Meeting.

Public and Environmental Issues Committee

The Public and Environmental Issues Committee has four members and met five times in 2010. The primary purpose of the Public and Environmental Issues Committee is to review on behalf of the Board, and to advise Management with respect to, significant public policy, environmental, legal, health and safety, and trade issues pertinent to the Company and its policies.

Ad Hoc Finance Committee

The Ad Hoc Finance Committee has three members and met two times in 2010. The Ad Hoc Finance Committee was formed in October 2010 on a temporary, but indefinite, basis to advise and assist the Board with respect to the Company’s policies and practices relating to the management of certain of its financial affairs. The primary purpose of the Ad Hoc Finance Committee is to advise and assist the Board in fulfilling its oversight responsibilities with respect to:

•	the Company’s exposure to short- and long-term financial risk and Management’s strategies, plan and procedures to manage that risk;

•	the Company’s capital structure and liquidity, including credit facilities; and

•	Management’s assessment of the Company’s cash needs, evaluation of capital market and other options to assist in addressing those needs, and recommendations with respect to those options.

Majority Voting

The 2011 Annual Meeting will be the Company’s first election of Directors utilizing a “majority vote” standard. Section 7(a) of the Company’s By-laws, which became effective immediately after the conclusion of the 2010 Annual Meeting, provides that each Director in an uncontested election shall be elected by the vote of the majority of votes cast at any meeting for the election of Directors. The By-laws also include a Director resignation procedure consistent with the majority vote standard requiring an incumbent Director who does not receive the requisite affirmative majority of the votes cast for the Director’s re-election to tender his or her resignation to the Board within 30 days. The Board, after considering the recommendation of the Nominating and Governance Committee on the matter, will publicly disclose its decision as to whether to accept the tendered resignation within 90 days after the certification of election results.

Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.

Attendance at Meetings

The Board of Directors met thirteen times in 2010. The Company expects each Director to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2010, no Director attended fewer than 93% of the aggregate of the total meetings of the Board and those committees of which he or she was a member. The Company does not have a formal written policy regarding Director attendance at the Annual Meeting, although Directors are encouraged to attend. All Directors except one attended the 2010 Annual Meeting in person.

Director Stock Ownership Guidelines

Under the stock ownership guidelines for non-employee Directors, each such Director is expected to hold at least 25% of the shares of the Company’s common stock issued to that Director pursuant to a restricted stock unit award until at least six months following the Director’s termination of service on the Board. All of the Directors currently are in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and officers, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership of the equity securities of the Company and reports of changes in that ownership. Exchange Act Rule 16a-3(e) requires officers, Directors and greater-than-ten-percent beneficial owners to furnish the Company with copies of all reports that they file pursuant to Section 16(a).

On January 20, 2011, a Form 4 was filed on behalf of Mr. Kirk Reich to report the surrender of restricted shares for tax liability obligations with respect to restricted shares that lapsed on October 19, 2010.

On February 4, 2011, an Amended Form 3 was filed on behalf of Mr. Gary Barlow to report performance shares held by him that were inadvertently omitted from his Form 3 filed on September 1, 2010.

Other than the reports referenced above, to the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations from its executive officers and Directors that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers and Directors were complied with during 2010.

Board Leadership Structure

The Company’s Chief Executive Officer, Mr. James L. Wainscott, currently also serves as the Chairman of its Board of Directors. He has held both roles since first being elected to the position of Chairman in January 2006. In keeping with what the Board views as a best practice for public companies with a combined chief executive and chairperson, since January 2006 the Board also has appointed an independent Director to serve as the Lead Director of the Board. Mr. Robert H. Jenkins has served in that role since it was established in January 2006.

While the Board presently believes that combining the Chief Executive Officer and Chairman roles is the best and most efficient leadership structure for the Company, the Board expressly notes in its Corporate Governance Guidelines that it retains the authority to separate these functions if it deems such action appropriate. Indeed, that was the case immediately prior to combining the roles with Mr. Wainscott. From September 2003 until January 2006, Mr. Jenkins was the non-executive Chairman of the Board while Mr. Wainscott served as the Company’s Chief Executive Officer.

In determining in 2006, and annually since then, that the Company and its stockholders would be best served with Mr. Wainscott leading the Board as it oversees the strategic direction, business and other affairs of the Company, the Board has considered many factors. Chief among the factors relied upon by the Board in determining that this leadership structure is appropriate are the following:

•	Mr. Wainscott’s extensive steel industry and financial experience gained during his career. The Board believes that this experience is particularly valuable in light of the many challenges currently facing the Company and the steel industry. The Company and the cyclical steel industry are still recovering from the severe effects of the global recession with started in the fall of 2008 and continue to face significant technological, environmental and other significant challenges to their business. Mr. Wainscott’s experience provides an extremely valuable and particularly well-suited foundation for developing the business strategies and tactics to meet those challenges;

•	Mr. Wainscott’s role in managing the Company’s business on a day-to-day basis and the keen awareness of, insights into, and deep understanding of the most important matters affecting the Company which he derives from that role;

•	The combination of Mr. Wainscott’s day-to-day management of the business in his role of Chief Executive Officer and his leadership of the Board in its oversight of the strategic initiatives and risk management uniquely enables Mr. Wainscott to assist the Board and Management in identifying potential material items of risk and to develop and implement solutions for addressing or mitigating such risks;

•	Mr. Wainscott’s outstanding leadership and performance as Chief Executive Officer, including the extraordinary gains and improvements by the Company since he first became President and Chief Executive Officer in the fall of 2003; and

•	The benefits of centralized and unified Company leadership in one person so that there is no ambiguity as to who is accountable for leading the Company;

In making the determination concerning the Board’s leadership structure, the Board considered the impact of the structure on its risk oversight role. The Board concluded that its role with respect to risk oversight is fully consistent with, and supported by, a leadership structure that includes a combined Chairman of the Board and Chief Executive Officer for the same reasons articulated above that the Board relied upon in selecting that leadership structure. In addition, there are policies and practices in place at the Company to ensure effective and independent Board oversight of Management and Mr. Wainscott’s role as Chairman of the Board, including that (i) all members of the Board other than Mr. Wainscott are independent Directors; (ii) each of the Board’s committees is chaired by and comprised entirely of independent Directors; (iii) the Board, upon the recommendation of its Management Development and Compensation Committee, annually establishes goals and objectives for Mr. Wainscott and reviews his performance; (iv) the Management Development and Compensation Committee annually determines his compensation package; (v) the independent Directors meet in “executive session” without Mr. Wainscott or any other member of Management, typically at least once at each regularly scheduled Board meeting; (vi) the Board retains the authority to separate the roles of Chief Executive Officer and Chairman at its discretion in the future if it determines that the combination of the two is no longer in the best interests of the Board, the Company, or its stockholders; and (vii) the appointment and role of an independent Lead Director of the Board.

As noted above, the Board also believes that when the roles of Chief Executive Officer and Chairman are combined, it is appropriate to appoint an independent Lead Director. The Lead Director is responsible for presiding over meetings at which the Chair is not present, including when the Board meets in “executive session,” for coordinating the activities of the other independent Directors, and for performing the duties specified in the Company’s Corporate Governance Guidelines. Specifically, from time to time the Lead Director’s duties may include serving as a liaison between the Chair and/or members of Management and the independent Directors, collaborating with the Chair to schedule Board meetings and structure the agendas for such meetings, availing himself to direct communications from and with the Company’s stockholders, and such other duties as the Board assigns.

Communication with the Board of Directors

Stockholders and interested parties may send communications to the Chairman of the Board, to the Lead Director, or to any one or more of the other Directors by addressing such correspondence to the name(s) of any specific Director(s), or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Board Independence

In accordance with the requirements of the New York Stock Exchange (“NYSE”), the Board has adopted a policy that at least a majority of its members shall be “independent,” as determined under applicable law and regulations, including without limitation Section 303A of the NYSE Listed Company Manual. The Company’s Corporate Governance Guidelines includes categorical standards for determining the independence of all non-employee Directors. Those standards are set forth in guidelines attached as Exhibit A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.aksteel.com. A Director who meets all of the categorical standards set forth in the Corporate Governance Guidelines shall be presumed to satisfy the NYSE’s definition of “independence” and thus be “independent” within the purview of the Board’s policy on Director independence.

At their respective March 2011 meetings, the Nominating and Governance Committee and the Board of Directors reviewed the independence of all current non-employee Directors. In advance of these meetings, each incumbent Director was asked to provide the Board with detailed information regarding his or her business and other relationships with the Company and its affiliates, and with executive officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Nominating and Governance Committee, and after considering all relevant facts and circumstances with the assistance of legal counsel, the Board has affirmatively determined that none of the current incumbent Directors, except for Mr. Wainscott, has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and all such incumbent Directors other than Mr. Wainscott meet the categorical standards of independence set forth in the Company’s Corporate Governance Guidelines and therefore are “independent” as that term is used and defined in Section 303A of the NYSE Listed Company Manual and in Rule 10A-3 under the Exchange Act. The Board further determined that each of the incumbent Directors other than Mr. Wainscott is an “Outside Director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq., and is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act.

Directors have an affirmative ongoing obligation to inform the Board of any material changes that might impact the foregoing determinations by the Board. This obligation includes all business relationships between the Director and/or an immediate family member, on the one hand, and the Company and/or its affiliates and/or executive officers, on the other.

Board Oversight of Risk

As an integral part of its oversight function, the Board oversees the material risks facing the Company, both with respect to the relative probability and magnitude of the risks and also with respect to Management’s strategies to mitigate those risks. The Board engages in its risk oversight role in a variety of different ways.

The Board as a whole typically discusses and addresses the key strategic risks facing the Company. Specific strategic risks facing the Company are addressed at Board meetings, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. In addition, at least once annually, the Board has a session devoted exclusively to strategic planning, including identifying and addressing the Company’s principal strategic risks.

In addition, the Board delegates responsibility for oversight of specific risk categories to its Committees. Generally, each Committee has responsibility to identify and address risks which are associated with the purpose of and responsibilities delegated to that Committee. For example, the Audit Committee oversees risks related to financial reporting, liquidity, and pension and benefit plan matters; the Nominating and Governance Committee manages risks related to board composition, director independence, governance, and corporate compliance and reporting obligations; the Management Development and Compensation Committee deals with risks related to senior Management development and succession planning, Management compensation, and employment benefits and policies; and the Public and Environmental Issues Committee handles risks with respect to health and safety issues, public policy, international trade and reputational risks. In addition, since its formation in October 2010, the Ad Hoc Finance Committee has contributed to the oversight of the Company’s exposure to short- and long-term financial risk, including risks relating to the Company’s capital structure, liquidity and cash needs. Each Committee Chair reports to the full Board with respect to any significant risks which the Committee has discussed. Depending upon the nature and severity of the risk, the Committee may simply report to the Board with respect to that risk or it may make recommendations to the Board which then are discussed and acted upon by the Board as a whole. For those risks that cross several disciplines or which could have impacts across various stakeholder groups, multiple Committees may review the relevant aspects of the risk in the committee setting prior to a discussion at the full Board session.

The Board’s oversight of risk is enhanced by the detailed information it receives as a result of the Company’s Total Enterprise Risk Management (“TERM”) program. The Company commenced the TERM program several years ago as a tool for identifying the key risks to the Company and conveying them to the Board in a prompt, logical and efficient manner. The TERM assessment is performed quarterly and involves evaluation of the key risks that the Company currently faces or is likely to encounter in the near- and medium-term. During the quarterly TERM assessment each manager who is responsible for a significant area of the Company’s business will review and, to the extent necessary, update or supplement a list of key risks affecting his or her respective business area. As part of that process, the manager evaluates each risk according to its likelihood of occurrence in the succeeding twelve months and, assuming that the development or event at risk occurs, its most probable consequence on the Company’s financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly report are discussed with the Audit Committee of the Board. In addition, a complete copy of the full TERM report is distributed to and discussed by the full Board, typically in the Board’s regularly scheduled first quarter meeting.

The Board’s consideration of risk is not limited to discussions during Board and Committee meetings. Rather, the Board communicates with senior Management as a group, or individually, concerning the Company’s most significant risks whenever it deems such communications to be appropriate. In addition, each Director has complete access to all Company employees to the extent he or she may have questions concerning a particular risk.

Risk Assessment with respect to Compensation Policies and Practices

At its January and March 2011 meetings, the Management Development and Compensation Committee (the “Committee”) reviewed the various design elements of the Company’s compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of the Company’s compensation policies and practices that affect all employees. In general, the process used by the Committee to complete its risk evaluation was as follows:

•	The Committee identified the most significant risks facing the Company.

•	The Committee identified the material design elements of the Company’s compensation policies and practices with respect to all employees.

•	The Committee then evaluated whether there is a relationship between any of those design elements and any of the Company’s most significant risks. More specifically, the Committee evaluated whether any of the design elements of the Company’s compensation policies and practices encourage the Company’s employees to take excessive or inappropriate risks which are reasonably likely to have a material adverse impact on the Company.

The result of the Committee’s evaluation was a conclusion that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. More specifically, the Committee concluded that the Company’s compensation program is designed to encourage employees to take actions and pursue strategies that support the best interests of the Company and its stockholders, without promoting excessive or inappropriate risk.

The design elements of the Company’s program (which are described in detail in the Compensation Discussion and Analysis section of this Proxy Statement beginning at page 30) do not include unusual or problematic compensatory schemes that have been linked to excessive risk-taking in the financial or other industries. Furthermore, the design elements of the Company’s compensation program which directly tie compensatory rewards to the Company’s performance include various counter-balances designed to offset potential excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components. Similarly, with respect to the performance-based components, there is a balance between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based simply upon revenue. Rather, they are tied to performance metrics such as net income and EBITDA which more closely align the interests of Management with the interests of the Company’s stockholders. The performance metrics for incentive payments are established annually and reflect goals that are a stretch, but not so high that they require performance outside of what the Committee believes is reasonable for the Company. There are caps on how much performance-based compensation may be earned in a particular performance period and the Board of Directors has adopted a policy for clawback of performance-based compensation that was paid out as a result of fraudulent or illegal conduct on the part of the employee who received it. In addition, the Committee maintains an ongoing dialogue with the Company’s Management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk-taking that may otherwise be driven by a desire to maximize performance-based compensation.

Related Person Transactions

All related person transactions, as such transactions are defined by Item 404(a) of Regulation S-K under the Exchange Act, must be reviewed and approved or ratified by the Board (or a committee of the Board to whom such responsibility is delegated by the Board) for the purpose of determining whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

Based on information submitted to the Company by Directors and executive officers (on an annual basis) and nominees (prior to their election or appointment to the extent practicable), the Company develops a list of related persons, which it distributes to individuals in the Company who might reasonably be expected to have responsibility for a transaction or proposed transaction between the Company and a related person. Directors and executive officers are expected to timely update the information they submit to the Company in the event of relevant changes or developments.

The recipients of the list must provide prior notice to the Company’s General Counsel of any plans or intentions for anyone within their respective business units, departments or areas of responsibility to enter into any agreement by or on behalf of the Company with a related person. If the General Counsel determines that the proposed transaction is a related person transaction, the transaction will be submitted to the Nominating and Governance Committee for its consideration and approval at its next meeting.

The Nominating and Governance Committee considers all available and relevant facts and circumstances in determining whether to approve a related person transaction submitted for its review, including, if applicable:

•	the benefits of the transaction to the Company;

•	the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally with respect to a comparable transaction.

The Nominating and Governance Committee approves only those related person transactions that it determines are in, or are not inconsistent with, the best interests of the Company and its stockholders.

In the event that the Company enters into a legally binding related person transaction before approval by the Nominating and Governance Committee, then the Nominating and Governance Committee will review the transaction at its next meeting unless it is subject to an exemption. The Nominating and Governance Committee will determine whether to ratify a related person transaction by applying the same procedures and standards that it would have used to determine whether to approve a related person transaction. In the event that the Nominating and Governance Committee determines that it would not be appropriate to ratify the transaction, the Nominating and Governance Committee will identify the options available to the Company, including but not limited to rescission, amendment or termination of the related person transaction.

Since the beginning of its 2010 fiscal year, the Company participated in a series of transactions of immaterial size which collectively constituted a related person transaction as defined by Item 404(a) of Regulation S-K under the Exchange Act. These transactions involved routine machine maintenance and repair services provided by Whitt Machine Inc., a company whose sole-owner is Mr. Dean Whitt, the father-in-law of Mr. Kirk Reich, the Company’s Vice President, Specialty Steel Operations. In consideration for these services, the Company paid a total of approximately $600,000 to Whitt Machine in 2010. The transactions were performed under the Company’s standard terms and conditions at competitive prices. The Nominating and Governance Committee reviewed the facts and circumstances relevant to these transactions and, in accordance with the Company’s Related Person Transaction Policy and Item 404(a) of Regulation S-K, determined that they were in, or not inconsistent with, the best interests of the Company and its stockholders. The Nominating and Governance Committee then ratified the transactions pursuant to the Company’s Related Person Transaction Policy.

Documents Available on the Company’s Website

The charters of the Audit, Management Development and Compensation, Nominating and Governance and Public and Environmental Issues Committees, as well as the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees and Code of Ethics for Principal Officers of AK Steel, are posted on the Company’s website at www.aksteel.com.

DIRECTOR COMPENSATION

On July 22, 2010, in consultation with the committee’s outside advisor, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, approved certain changes to the compensation program for non-employee Directors. The Board approved a $15,000 increase to the cash component of the annual Board retainer fee, from $45,000 to $60,000, and a $10,000 increase in the restricted stock unit (“RSUs”) component of the annual Board retainer fee, from $80,000 to $90,000. These changes were effective as of July 1, 2010. The Director Compensation Table and its accompanying footnotes, which follow, set forth the Directors’ respective 2010 compensation in detail.

As a result of these compensation program changes, each non-employee Director now receives at least sixty percent of his or her total annual retainer for service on the Board in the form of equity (i.e., RSUs). The balance is paid in cash or, at the Director’s option, in the form of additional RSUs. Annual retainers for service as a committee chair and attendance fees are paid in cash or, at the Director’s option, in the form of additional RSUs. RSUs vest immediately upon grant, but are not settled (i.e., paid out) until one year after the date of the grant, unless deferred settlement is elected. As set forth in the Company’s Stock Incentive Plan, Directors may elect to defer the settlement of their RSUs until six months following the date their service on the Board has ended. If a Director elects the deferral option, he or she also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed 15 years. Prior to settlement, the holder of an RSU is entitled to receive the value of all dividends and other distributions paid or made on the Company’s common stock in the form of additional RSUs, but does not otherwise have any of the rights of a stockholder, including the right to vote the shares underlying the RSUs.

Each non-employee Director who chairs a committee of the Board of Directors receives an additional annual retainer. The annual retainer for the chair of the Audit Committee is $15,000. The annual retainer for the chair of the Management Development and Compensation Committee is $12,500. The annual retainer for the chair of the Nominating and Governance Committee is $10,000. Effective January 1, 2011, the annual retainer for the chair of the Public Environmental Issues Committee was increased from $5,000 to $10,000. The annual retainer for the chair of the Ad Hoc Finance Committee is $5,000. In addition, the Company pays non-employee Directors $2,000 for each meeting that they attend of the Board and of a committee on which they serve as a member. Mr. Jenkins also is paid an annual cash retainer fee in the amount of $60,000 for his service as Lead Director of the Board of Directors. The Company reimburses all Directors for the expenses they incur in attending meetings.

Director compensation is paid quarterly. Annual retainers are paid prospectively; attendance fees are paid retrospectively. RSUs are issued quarterly at the time the cash compensation is paid and are settled one-for-one (i.e., one RSU equals one share of Company common stock) on the settlement date.

Under the Director Deferred Compensation Plan, each year a Director may elect to defer any portion of his or her annual retainer or other director fees that are not paid in the form of RSUs. There are no preferential or above-market earnings in the Director Deferred Compensation Plan, and the Company does not make any contributions under the plan.

An employee of the Company who serves as a Director receives no additional compensation for such service. Mr. Wainscott currently is the sole employee who also serves on the Board of Directors.

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to non-employee Directors during the fiscal year ended December 31, 2010:

	Fees Earned or	Restricted Stock
	Paid in Cash	Unit Awards	Option	All Other
Name(1)	($)	($)(3)	Awards ($)(4)	Compensation ($)(5)	Total ($)

Richard A. Abdoo(2)	$86,781	$117,348	—	$5,000	$209,129
John S. Brinzo	101,062	86,502	—	—	187,564
Dennis C. Cuneo	103,062	85,916	—	—	188,978
William K. Gerber	126,062	85,916	—	—	211,978
Dr. Bonnie G. Hill	99,062	92,837	—	5,000	196,899
Robert H. Jenkins	169,062	85,916	—	5,000	259,978
Ralph S. Michael, III	112,312	85,916	—	5,000	203,228
Shirley D. Peterson	105,062	85,916	—	5,000	195,978
Dr. James A. Thomson	108,062	86,502	—	2,500	197,064

(1)	Mr. James L. Wainscott, the Company’s Chairman, President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a Director. Mr. Wainscott’s compensation from the Company for his service as an employee and executive officer is reported in the Summary Compensation Table beginning at page 54.

(2)	Mr. Abdoo elected to take an additional portion of his compensation in the form of RSUs during 2010, pursuant to the terms of the Company’s Stock Incentive Plan. This had the effect of reducing his cash compensation and increasing the value of his RSU awards in the table above.

(3)	The amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2010, computed in accordance with ASC Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”). The amounts in this column also include accrued RSU dividend equivalents awarded to each Director in 2010. During 2010, unless a Director elected to increase the portion of his or her compensation paid in RSUs, $60,000 of each Director’s annual retainer was paid in cash and $90,000 of each Director’s annual retainer was paid in the form of quarterly grants of RSUs. The average of the high and low selling price of the Company’s common stock on the date the retainer is to be paid is used to calculate the number of RSUs to be issued. The actual number of RSUs granted each quarter is calculated by dividing the quarterly annualized amount (i.e., $22,500) by the average of the high and low sales price of the Company’s common stock on the grant date. For 2010, Mr. Abdoo and Dr. Hill elected to defer settlement of their RSUs until six months following the date they complete their service on the Board. As of December 31, 2010, non-employee Directors had the following aggregate number of RSUs outstanding (rounded to the nearest whole number): Mr. Abdoo, 54,833; Mr. Brinzo, 11,316; Mr. Cuneo, 5,730; Mr. Gerber, 5,730; Dr. Hill, 43,257; Mr. Jenkins, 5,730; Mr. Michael, 5,730; Mrs. Peterson, 5,730; and Dr. Thomson, 11,316.

(4)	No stock options were granted to Directors in 2010. For the fiscal year ended December 31, 2010, the Company expensed a total of $3,170 for financial statement purposes with respect to options granted to Mrs. Peterson prior to 2010, consistent with the provisions of ASC Topic 718. As of December 31, 2010, non-employee Directors had the following aggregate number of options outstanding: Mr. Abdoo, 10,000; Mr. Brinzo, 10,000; Mr. Cuneo, 10,000; Mr. Gerber, 10,000; Mr. Jenkins, 10,000; Mr. Michael, 10,000; Mrs. Peterson, 10,000 and Dr. Thomson, 10,000.

(5)	The amounts in this column constitute matching charitable gift donations made by the AK Steel Foundation pursuant to a matching gift program. Under this program, employees and Directors of the Company are eligible for matching contributions by the AK Steel Foundation of up to $5,000 per person per calendar year to qualifying charitable institutions.

STOCK OWNERSHIP

Directors and Executive Officers

The table below provides stock ownership information as of March 28, 2011 with respect to the beneficial ownership of the Company’s common stock by: (i) each Named Executive Officer listed in the Summary Compensation Table beginning on page 54, (ii) each current Director and each nominee for election as a Director, and (iii) all current Directors and executive officers of the Company as a group:

	Shares Owned		Percentage of
Directors and Executive Officers	Beneficially(1)		Outstanding Shares(2)

Richard A. Abdoo	10,000		*
John S. Brinzo	13,540		*
Dennis C. Cuneo	20,801		*
Albert E. Ferrara, Jr.	101,150		*
Douglas W. Gant(3)	126,266	(3)	*
William K. Gerber	20,214		*
Dr. Bonnie G. Hill	2,492		*
David C. Horn	253,160		*
Robert H. Jenkins	67,347		*
John F. Kaloski	186,954		*
Ralph S. Michael, III	23,969		*
Shirley D. Peterson	26,787		*
Dr. James A. Thomson	27,752		*
James L. Wainscott	790,582		*
Lawrence F. Zizzo, Jr.	56,142		*

All current and nominee Directors and executive officers as a group (20 persons)(4)	1,988,066		1.8%

(1)	A significant portion of the effective equity ownership in the Company by Directors is in the form of restricted stock units (“RSUs”) which are not reflected in this column because they do not satisfy the definition of “shares beneficially owned” for purposes of this table. An RSU is a grant valued in terms of stock, but no actual shares of stock are issued at the time of the grant. Only those RSUs which may be settled in shares of AK Steel Holding Corporation stock on or before May 26, 2011 meet that definition and are included in this table. The number of such RSUs (rounded to the nearest whole number) are as follows: Mr. Brinzo, 882; Mr. Cuneo, 882; Mr. Gerber, 882; Mr. Jenkins, 882; Mr. Michael, 882; Mrs. Peterson, 882; and Dr. Thomson, 882. Because Mr. Abdoo and Dr. Hill deferred settlement of all of their RSUs until their retirement from the Board, no RSUs are included in the table for either of them.

The table also includes options to purchase shares of AK Steel Holding Corporation common stock exercisable before May 26, 2011 as follows: Messrs. Abdoo, Brinzo, Cuneo, Gerber, Jenkins, Michael, and Thomson, and Mrs. Peterson, 10,000 shares each; Mr. Wainscott, 247,769 shares; Mr. Horn, 58,570 shares; Mr. Kaloski, 38,570 shares; Mr. Ferrara, 14,992 shares; Mr. Gant, 38,710 shares; and Mr. Zizzo, 13,110 shares.

(2)	An asterisk indicates ownership of less than 1%.

(3)	Mr. Gant, former Vice President, Sales and Customer Service, retired from the Company effective August 31, 2010. The number of shares included in the table as beneficially owned by Mr. Gant is as of the effective date of his retirement.

(4)	The aggregate stock ownership information for all Directors and executive officers included in the table is as of March 28, 2011, except with respect to Mr. Gant. Mr. Gant’s ownership information is as of August 31, 2010, the effective date of his retirement from the Company and the last date as to which the Company has a record of his beneficial stock ownership of the Company’s common stock.

Other Beneficial Owners

The table below provides information with respect to each person known by the Company as of March 28, 2011 to own beneficially more than 5% of the outstanding common stock of the Company:

	Shares Owned		Percentage of
Name and Address of Beneficial Owner	Beneficially		Outstanding Shares

State Street Corporation	7,043,915	(1)	6.40%
State Street Financial Center One Lincoln Street Boston, MA 02111
The Vanguard Group, Inc.	6,283,850	(2)	5.70%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on information contained in a statement on Schedule 13G dated December 31, 2010 and filed February 11, 2011, State Street Corporation has sole investment power and sole voting power over 7,043,915 shares of the outstanding common stock of the Company.

(2)	Based on information contained in a statement on Schedule 13G dated December 31, 2010 and filed February 10, 2011, The Vanguard Group, Inc. has sole investment power and sole voting power over 6,283,850 shares of the outstanding common stock of the Company.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2010, with respect to compensation plans under which equity securities of the Company are authorized for issuance. All such plans have been approved by security holders.

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to	Weighted-Average	Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	1,100,597	$16.862	5,943,075

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

I.	Executive Summary of Executive Compensation Program and Overview of Pay-for-Performance Components

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Committee”) is directly responsible for determining the compensation of the Company’s Executive Officers. It also is responsible for establishing, and periodically reviewing, the Company’s executive compensation philosophy and policies.

Compensation Philosophy

The Committee’s compensation philosophy is that a compensation program should strengthen the commonality of interests between Management and the Company’s stockholders, while at the same time enabling the Company to attract, motivate and retain executives of high caliber and ability who will drive the Company’s success. Consistent with the objective of strengthening the commonality of interests between Management and the Company’s stockholders, the Committee believes that a significant portion of the overall compensation package for each of the Company’s Executive Officers should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a portion of the equity incentives awarded to each Executive Officer. The Committee further believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and the long-term financial performance and growth of the Company.

Executive Compensation Program Elements

The key elements of the Company’s executive compensation program for its Executive Officers are:

•	base salary;

•	annual performance-based awards under the Company’s Management Incentive Plan (the “Annual Incentive Plan”);

•	long-term performance-based awards under the Company’s Long-Term Performance Plan (the “Long-Term Plan”);

•	awards of stock options, restricted stock and performance shares under the Company’s Stock Incentive Plan (the “Stock Plan”); and

•	certain employee benefits, perquisites and post-employment benefits.

Overview of Pay-for-Performance Components of Executive Compensation Program

As discussed in more detail immediately below, the Company’s executive compensation program contains both annual and long-term performance-based compensation components. The annual performance-based compensation is predicated not only on the Company’s financial performance, but also on its performance with respect to safety and quality — two hallmarks of the Company’s historical success and critical components of the Company’s strategy to distinguish itself from its competition. The long-term performance-based compensation is tied to the Company’s three-year performance with respect to earnings before interest, taxes, depreciation and amortization (“EBITDA”), total stockholder return during that period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and the compounded annual growth rate of the Company’s stock price. These performance metrics are intended to implement the philosophy set out above, including in particular, establishing a strong link between Management compensation and the performance of the Company.

Application of Key Pay-for-Performance Components to 2010 Executive Compensation

The application of the key pay-for-performance components of the Company’s executive compensation program on the 2010 compensation of the Company’s Named Executive Officers (also referred to as its “NEOs”) illustrates the strong link between executive compensation and the performance of the Company. Those components and their application to the 2010 executive compensation program are summarized below.

•	Annual Incentive Plan. The Company provides annual cash performance awards to its employees, including its NEOs, pursuant to its Annual Incentive Plan. Under the terms of the Annual Incentive Plan, a participant can earn a performance award based upon the annual performance of the Company against goals established for three different performance factors: safety, quality and net income (excluding special, unusual and extraordinary items). The Committee assigns an annual threshold goal and target goal for each of these performance factors in the first quarter of the year. The Committee also assigns an additional annual goal for the net income factor which, if achieved, would result in payment of the maximum performance award under the Annual Incentive Plan. No award will be paid with respect to a particular performance factor unless the Company at least meets the threshold goal for that performance factor. In addition, no award will be paid with respect to quality unless the Company at least meets the threshold goal for financial performance.

In 2010, the Company had the best year in its history with respect to quality and exceeded its target level goal for quality performance by a significant margin. Due largely, however, to the lingering effects of the recession and a dramatic increase in iron ore prices, the Company did not meet the threshold goal for financial performance in 2010. For a detailed discussion of the Company’s 2010 financial performance, see the Management Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, no annual incentive award was paid for 2010 with respect to either the financial or quality component of the Annual Incentive Plan. With respect to safety, the Company’s performance in 2010 was more than nine times better than the reported domestic steel industry average, but because the Company holds itself to a higher standard, participants in the Company’s Annual Incentive Plan (including the NEOs) earned only a portion of the potential safety component of a performance award under the plan. The dollar value of that award to each Named Executive Officer for 2010 is set forth in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Long-Term Performance Plan. The Company also provides cash performance awards to its employees, including its NEOs, pursuant to its Long-Term Plan. Under the terms of the Long-Term Plan, a participant can earn a performance award based upon the three-year performance of the Company against a performance goal. The Committee establishes threshold, target and maximum performance goals in the first calendar quarter of each three-year performance period. The Committee uses cumulative EBITDA (excluding special, unusual and extraordinary items) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it creates value and provides a strong incentive for Management to achieve the Company’s objective of sustainable profitability. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of the Company’s stockholders over the long term.

For awards under the Long-Term Plan that would be reflected in the 2010 compensation of the Named Executive Officers, the three-year performance period began January 1, 2008. The Company’s EBITDA performance in 2008 was among its best ever. In the fall of 2008, however, the worst recession in the country’s history since the Great Depression began and, though conditions have improved in recent months, its effects continued throughout 2010. As a consequence, although the Company’s EBITDA performance for 2008 was a Company record, it was not strong enough to overcome the weaker results in 2009 and 2010. Consequently, the Company’s cumulative EBITDA for the three-year period ending December 31, 2010, was below the threshold level established by the Committee. Accordingly, no performance award was paid to the participants in the Long-Term Plan for the three-year period which ended December 31, 2010 and there is no long-term award to the NEOs reflected for 2010 in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Performance Shares under the Stock Plan. Like most major companies, the Company has a Stock Plan pursuant to which it makes equity grants to its Executive Officers and other key employees. A principal purpose of equity grants under the Company’s Stock Plan is to enhance the commonality of interests between Management and the Company’s stockholders by linking executive compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. The form of equity grant which most directly serves that purpose is the award of performance shares. Each grant of a performance share award is expressed as a target number of shares of the Company’s common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award will be based upon the performance of the Company over a three-year performance period with respect to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals are established using the following performance metrics: (a) the Company’s total stockholder return (“Total Stockholder Return”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and (b) the compounded annual growth rate (the “Growth Rate”) of the price of the Company’s common stock over the performance period, using as the base the average closing price of the Company’s common stock for the last 20 trading days during the month of December.

For a performance share award under the Stock Plan at the end of 2010 that would be reflected in the 2010 compensation of the Named Executive Officers, the three-year performance period began January 1, 2008. For that performance period, the Company’s stock performance with respect to the Total-Stockholder-Return and Growth-Rate metrics did not meet the threshold performance levels. Accordingly, no shares of the Company’s common stock were issued with respect to the performance awards granted in January 2008 for the three-year period which ended December 31, 2010.

Application of Other Key Compensation Components to 2010 Executive Compensation

While the three programs described above represent the most direct links between pay and performance, they are not the only such links included in the Company’s executive compensation program. Other key components of the Company’s compensation program that link pay to performance are summarized below.

•	Restricted Stock Grants. An important component of the equity portion of the Company’s executive compensation program is the grant of restricted stock to key members of Management, including the Named Executive Officers. Though not as direct a link as performance share awards to the performance of the Company, restricted stock grants still are intended to — and do — link executive compensation to the Company’s performance. These restricted stock awards generally will have a value to the grantee only if the grantee remains in the Company’s employment for the period required for the stock to vest, and the actual value of the award ultimately will depend on the performance of the Company’s stock during that period leading up to vesting. The performance of the Company’s stock is, of course, linked to the performance of the Company. This portion of executive compensation thus is linked to the Company’s performance as well. The aggregate grant date fair value of the restricted stock awards to the Named Executive Officers is set forth in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Stock Option Grants. A third component of the equity portion of executive compensation is the grant of stock options under the Stock Plan. All such options granted in 2010 will vest in three equal installments on the first, second and third anniversary of the grant date. These stock options generally will have a value for a grantee, including a Named Executive Officer, only if the grantee remains in the Company’s employment for the period required for the option to become exercisable, and then only if the market price of the Company’s stock increases above the exercise price (i.e., the market price on the date the option was granted). Thus, as with restricted stock grants, this portion of executive compensation also is linked to performance. The aggregate grant date fair value of those awards to each of the Named Executive Officers is set forth in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Thrift Plan Matches. The Company has a thrift plan which is a qualified retirement plan under Section 401(k) of the Internal Revenue Code and a supplemental thrift plan which is a non-qualified retirement plan. Participation in these plans includes the Named Executive Officers, but is not limited to them. Under these plans, the Company matches employee contributions up to 5% of base salary. Half of that Company-match is dependent upon the Company’s net income. The Company will make an additional contribution if its net income exceeds $150 million. Thus, this component of executive compensation also is linked to the Company’s performance. In 2010, there were no performance-based matching or supplemental contributions by the Company to the participants in these thrift plans because the Company did not earn net income. (There were, however, contributions made by the participants themselves and limited contributions by the Company not dependent on the Company’s performance.)

•	Base Salary. Although each Named Executive Officer’s base salary is not directly linked to or dependent upon the Company’s performance once it is set, the Committee strongly considers such performance in its annual determination of base salaries. The extent of this link to the Company’s performance has been particularly evident over the course of the last two years. For example, due to the anticipated impact on the Company’s financial performance of the recession which started in the fall of 2008, the base salary of each Named Executive Officer was reduced by 5% effective January 1, 2009. That reduction continued in effect until the fourth quarter of 2009, after the Company had returned to profitability. However, because the Company was unable to sustain that profitability throughout 2010, the Committee determined at its January 2011 meeting that it would not increase the base salary for 2011 of any of the Named Executive Officers. Again, this reflects the strong link between the Company’s performance and the structure and application of its executive compensation program.

Key Company Policies which Help Link Executive Compensation to Performance

The Company also has adopted a variety of policies that are intended to support the strong link between executive compensation and Company performance and thereby more closely align the interests of Management with the interests of the Company’s stockholders. Key examples of such policies include the following:

•	Clawback Policy. The Company’s compensation clawback policy provides that the Company may recoup performance-based, incentive compensation from officers covered by the policy if the Board determines that (i) the officer has engaged in knowing or intentional fraudulent or illegal conduct which (ii) resulted in the achievement of financial results or the satisfaction of performance metrics which increased the amount of such compensation.

•	Stockholder Approval of Severance Agreements with Senior Executives. Pursuant to this policy, the Company will seek stockholder approval or ratification of severance agreements (which include employment agreements, retirement agreements and change-in-control agreements) with senior executives, including Executive Officers, entered into on or after May 13, 2003 (the date the policy was adopted), if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the Executive Officer’s (i) annual base salary and (ii) annual and long-term incentive bonuses payable for the then-current calendar year.

•	Stock Ownership Guidelines. The Company maintains a policy providing stock ownership guidelines for its Executive Officers. The specific ownership guideline set for each Executive Officer varies in amount based upon that officer’s relative level of seniority and responsibility, but each ranges from three times then-annual base salary to one times then-annual base salary.

•	Insider Trading and Anti-Hedging Policy. This Company policy prohibits Directors and all employees, including the Named Executive Officers, from engaging in hedging or other monetization transactions, pledging the Company’s securities as collateral for loans, holding Company securities in margin accounts and engaging in short sales.

Historical Perspective on Pay-for-Performance Components of Executive Compensation

As indicated by the above summary, the Committee believes that a good executive compensation program links the compensation of the executive to the Company’s performance. By doing so, the executive has an effective incentive to improve the performance of the Company and the commonality of interests between Management and the Company’s stockholders is strengthened. The Committee strongly believes that the Company’s executive compensation program successfully achieves that link. The payouts since 2008 under the key pay-for-performance components of the Company’s executive compensation program illustrate this link.

The year 2008 was a record year for the Company with respect to its financial performance, including record EBITDA. These financial results led to a nearly maximum payout under the terms of the Company’s Annual Incentive Plan and, in light of two strong prior years of EBITDA performance, a maximum payout under the Company’s Long-Term Plan. Despite the Company’s strong financial performance, however, the start of the global recession in the fall of 2008 had a negative impact on the Company’s business and its stock price in the final 20 trading days of December 2008 (which is the period used for measuring the stock price for purposes of determining performance share awards under the Stock Plan). As a result, the NEOs received a payout of only 50% of the maximum shares available to them under their performance share awards for the three-year period ending in 2008.

The year 2009 fell squarely within the global recession and the Company’s financial performance reflected that circumstance. The Company reported a net loss of $74.6 million and it failed to achieve even the threshold goal for net income established by the Committee under the Annual Incentive Plan. The Company’s quality and safety performance remained strong, however. In fact, the Company had its best year ever from a safety perspective and exceeded its target performance goals with respect to both safety and quality. As discussed above, however, the quality component is not paid under the Annual Incentive Plan unless the financial threshold goal is exceeded. See discussion of the Annual Incentive Plan under Application of Key Pay-for-Performance Components to 2010 Executive Compensation. As a result, the participants in the Company’s Annual Incentive Plan received only the safety component of the performance award for 2009. With respect to the Long-Term Plan, the participants fared better, principally because the Long-Term Plan reflects not just a single year’s EBITDA performance, but a three-year period of cumulative EBITDA performance. As a result, the participants in the Long-Term Plan received the maximum payout under the Long-Term Plan for the three-year performance period which ended in 2009. With respect to performance shares, the Company’s stock price improved in 2009 on both a direct (Growth Rate) and relative (Total Stockholder Return) basis from the base price at the start of the three-year performance period. As a result, the Named Executive Officers received a payout of 89% of the maximum shares available to them under their performance share awards for the three-year period ending in 2009.

As previously noted, the Company’s 2010 financial performance improved over 2009, though not by as much as the Company had expected. The Company again failed to achieve the threshold level goal established under the Annual Incentive Plan for net income. Once again, however, the Company’s quality and safety performance was very strong. This time, it was with respect to quality that the Company had a record year and the Company exceeded its target performance goals. With respect to safety, the performance still was industry leading, though not quite as good as had been hoped. As a result, the participants in the Annual Incentive Plan again only received a partial payout with respect to the safety component of the Annual Incentive Plan and no payouts with respect to the quality and financial components. In addition, no payouts were made for the performance periods ending in 2010 under the Long-Term Plan or with respect to the NEO’s performance share awards.

Set forth below is a chart which summarizes the pay-for-performance payouts of the Company by year in 2008, 2009 and 2010 as a percentage of the maximum potential award for each year.

Year	Annual Incentive Plan	Long-Term Plan	Performance Shares

2008	95%	100%	50%
2009	10%	100%	89%
2010	6%	0%	0%

It is worth noting that, while the strong performance of the prior two years resulted in a payout in 2009 under the terms of the Long-Term Plan despite 2009 not being a strong year financially for the Company, the reverse is likely to be true in 2011. It will take a very strong EBITDA performance in 2011 to overcome the comparatively weak EBITDA performance which occurred in 2009 and 2010. But, that is precisely how the Long-Term Plan is intended to work. That is, it is intended to reflect the Company’s performance over a three-year period, not just for the year in which payment is made.

* * *

The summary above was intended to provide an overview of the Company’s executive compensation program, with a particular focus on its pay-for-performance components. Set forth below is a more-detailed description of the total program.

II.	Full Discussion and Analysis of Executive Compensation Program

Who has the direct responsibility for determining executive compensation?

Management Development and Compensation Committee

The Committee has the direct responsibility for determining the compensation of the Company’s Executive Officers. When the Committee deems it appropriate, it may, at its discretion, seek ratification of its determinations by the Board. The Committee also is responsible for establishing, and periodically reviewing, the Company’s executive compensation philosophy and policies and, as appropriate, will recommend changes in such philosophy and policies to the Board.

Committee Membership and Meetings

The Committee is comprised entirely of Directors who are not current or former employees or officers of the Company and who have been determined by the Board of Directors to meet the independence standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Each member of the Committee is also an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). There currently are five members of the Committee. They are Richard A. Abdoo, John S. Brinzo, Dr. Bonnie G. Hill, Robert H. Jenkins and Ralph S. Michael, III. Mr. Abdoo is the Chair of the Committee. The Committee has five regularly-scheduled meetings each year and holds other meetings as necessary. Agendas for the meetings generally are developed based upon the Committee’s responsibilities under its Charter and collectively are intended to ensure that the Committee satisfies all of those responsibilities, with such additions to the agendas as Mr. Abdoo determines are appropriate in consultation with other members of the Committee and with Mr. Wainscott, Mr. Zizzo and/or Mr. Horn. Members of Management, typically including Messrs. Wainscott, Horn and Zizzo, ordinarily are present at the start of each meeting, but the Committee typically also meets in executive session without any members of Management present prior to the conclusion of each meeting. As appropriate, the Committee’s consultant for executive compensation matters also attends meetings, in person or telephonically, including a portion of the executive sessions.

Committee Charter and Responsibilities

The general function of the Committee is to oversee the Company’s Management compensation policies and program and its policies and programs with respect to succession planning and the development of senior Management personnel. The Committee operates under a written charter reviewed and approved by the full Board of Directors of the Company. The Committee’s Charter describes its specific responsibilities and is available at www.aksteel.com.

Committee Support and Use of Executive Compensation Consultant

In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. The Company is required to, and does, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, consultants and other advisors. The Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and all such advisors are ultimately accountable to the Committee. The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as the subcommittee is solely comprised of one or more members of the Committee.

The Committee typically engages an independent executive compensation consultant who reports directly to the Committee. In connection with the 2010 executive compensation program, the Committee retained Frederic W. Cook & Co., Inc. (“Frederic W. Cook & Co.”) as its independent consultant for executive compensation matters. More specifically, Mr. Claude Johnston and Ms. Silvana Nuzzo provided executive compensation consulting services in 2010 to the Committee on behalf of Frederic W. Cook & Co. As appropriate, the consultant also works with Management on behalf of the Committee, in particular the Company’s Vice President, Human Resources, and its Secretary, to develop internal compensation data and to implement compensation policies, plans and programs. The executive compensation consultant also works with Mr. Wainscott to assist him in developing his recommendations to the Committee for non-CEO Executive Officer compensation packages. The consultant provides analytical assistance and data to the Committee with respect to the design, implementation and evaluation of the Company’s compensation program for Executive Officers. This includes providing assistance to the Committee in identifying similarly-situated companies to be included in a peer group to be used to develop competitive data. That data is used in the determination annually of base salary, annual and long-term incentives, and equity grants. The consultant also periodically compiles survey data from that peer group and, if appropriate, other companies. The consultant further assists the Committee in developing, evaluating and administering incentive plans, agreements addressing post-termination benefits, and other ongoing compensation-related arrangements or benefits. On request, the consultant also provides consulting services to the Board with respect to Director compensation matters. Except as described above, the consultant does not provide any other services to the Company. The Committee annually assesses the performance and independence of its compensation consultant.

Executive Officers and Named Executive Officers

For purposes of this discussion, the term “Executive Officers,” when capitalized, refers to the following in reference to 2010:

James L. Wainscott — Chairman of the Board of Directors, President and Chief Executive Officer

David C. Horn — Executive Vice President, General Counsel and Secretary

John F. Kaloski — Executive Vice President and Operating Officer

Albert E. Ferrara, Jr. — Senior Vice President, Finance and Chief Financial Officer

Gary T. Barlow — Vice President, Sales and Customer Service (eff. September 1, 2010)

Keith J. Howell — Vice President, Carbon Steel Operations (eff. June 1, 2010)

Alan H. McCoy — Vice President, Government and Public Relations

Roger K. Newport — Vice President, Business Planning & Development (eff. June 1, 2010)

Kirk W. Reich — Vice President, Specialty Steel Operations (eff. June 1, 2010)

Lawrence F. Zizzo, Jr. — Vice President, Human Resources

Douglas W. Gant — Former Vice President, Sales and Customer Service (retired eff. August 31, 2010)

For purposes of this discussion and the compensation tables included in the Proxy Statement, the term “Named Executive Officers” or “NEOs”, when capitalized, refers to the following with respect to 2010: James L. Wainscott, David C. Horn, John F. Kaloski, Albert E. Ferrara, Jr., Lawrence F. Zizzo, Jr. and Douglas W. Gant. Mr. Gant retired from the Company effective August 31, 2010, but meets the criteria under SEC rules applicable to former executive officers for inclusion as a Named Executive Officer in 2010.

What is the Company’s compensation philosophy?

The Company’s compensation philosophy, as determined by the Committee and approved by the Board, is that a compensation program should strengthen the commonality of interests between Management and the Company’s stockholders, while at the same time enabling the Company to attract, motivate and retain executives of high caliber and ability who will drive the Company’s success. Consistent with the objective of strengthening the commonality of interests between Management and the Company’s stockholders, the Committee believes that a significant portion of the overall compensation package for each of the Company’s Executive Officers should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a portion of the equity incentives awarded to each Executive Officer.

The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and the long-term financial performance and growth of the Company.

The Committee further believes that the Company’s compensation program should be designed to reward superior performance and to provide financial consequences for below-market performance. Consistent with that design objective, and the goal of attracting, motivating and retaining executives of high caliber and ability who will drive the Company’s success, the Committee attempts to establish a fair and reasonable compensation package for each Executive Officer that reflects not only the relative performance of the Company against its peers, but also is competitive relative to the Executive Officer’s peers, both inside and outside the Company. The percentage of total compensation that is performance-based generally will increase with the level of seniority and/or responsibility of the executive. There is no set formula or policy, however, with respect to the allocation between performance-based and non-performance based compensation. Nor is there any set formula or policy with respect to the allocation between cash and non-cash compensation.

Does the Committee review the Company’s executive compensation program periodically to determine if it still effectively implements the Company’s compensation philosophy?

Each year the Committee reviews the effectiveness and competitiveness of the Company’s executive compensation program with the assistance of an independent executive compensation consultant. If the Committee decides that changes to the compensation program are appropriate, they are recommended to the full Board for approval. Periodically, the Committee undertakes a more extensive “deep dive” review of not only the terms of the executive compensation program, but also its underlying philosophy. The Committee undertook such a “deep dive” review in 2009 and recommended several changes in the program to the full Board. As a result of such recommendations, changes relating to certain of the Company’s executive compensation plans, agreements and policies were approved by the full Board at its meeting held on October 22, 2009. These changes impacted to varying degrees the compensation of the NEOs in 2010. In addition, an understanding of the changes also is important to an understanding of how the 2008 and 2009 compensation data included in the compensation tables compares to the 2010 data. The principal changes approved by the Board in October 2009 included the following:

1.	The policy pursuant to which the Company’s Chief Executive Officer has limited use of the Company plane for personal purposes was modified effective January 1, 2010 to eliminate the “gross-up” payments made to reimburse him for individual income taxes incurred as a result of such use. The rationale for this change was to update the Company’s policy with respect to personal use of the Company plane by the Chief Executive Officer to make it consistent with current best practices.

2.	All new Executive Officer Change-in-Control Agreements entered into between the Company and Executive Officers subsequent to October 22, 2009 will not include “gross-up” payments to reimburse such officers for individual excise or income taxes incurred with respect to benefits triggered by a change in control of the Company. The rationale for this change was to reflect best practices with respect to the subject of gross-up payments in the context of change of control agreements, while still respecting the Company’s contractual and other commitments to its existing Executive Officers.

3.	The Company’s Executive Minimum and Supplemental Retirement Plan, also known as a supplemental executive retirement plan, or “SERP,” was amended to treat the events of death and disability consistently. More specifically, the SERP was amended to provide that, upon a participant’s disability, the benefits under the

SERP will be paid within 30 days of such disability, regardless of the participant’s age. Prior to the amendment, such benefits would not be paid until the participant reaches the age of 55 in the event of disability, but would be paid within 30 days in the event of death, regardless of age. The SERP also was amended to provide for an offset in the calculation of the benefits paid under the SERP equal in amount to benefits attributable to certain non-elective contributions by the Company to a participant’s account in a tax-qualified defined contribution plan sponsored by the Company.

4.	The Board adopted a “clawback” policy regarding the recoupment of annual incentive payments, long-term performance awards, or other such performance-based, incentive compensation (“Performance Compensation”). Under the policy, if the Board determines that (a) an Executive Officer or any other officer identified by the Board as an “officer” for purposes of Section 16a-1(f) of the Securities Exchange Act of 1934 (“Covered Officers”) has engaged in knowing or intentional fraudulent or illegal conduct, and (b) such conduct resulted in the achievement of financial results or the satisfaction of performance metrics which increased the amount of Performance Compensation which the Covered Officer received, then the Board shall seek with respect to the Covered Officer to recoup (or, if the Performance Compensation has not yet been paid, forfeiture of) as much of the affected Performance Compensation as the Board deems appropriate under the circumstances.

What specific policies does the Company have which impact executive compensation?

Compensation Clawback Policy

As noted above, in October 2009 the Board adopted a compensation clawback policy which provides that in certain circumstances the Company may recoup (or, if not yet paid, seek the forfeiture of) performance-based compensation from Covered Officers, including the Named Executive Officers. The Board adopted the clawback policy with the intent of reinforcing and enhancing a culture that promotes honest and ethical business conduct on behalf of the Company.

Stockholder Approval of Severance Agreements with Senior Executives

The Board has a policy concerning stockholder approval of certain severance agreements with the Company’s senior executives, including its Named Executive Officers. That policy provides that the Board should seek stockholder approval or ratification of severance agreements with the Company’s senior executives entered into on or after May 13, 2003 (the date the policy was adopted) if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long-term incentive bonuses payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-in-control agreement which contains a provision for payment of benefits upon severance of employment with the Company, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the Chief Executive Officer, President, principal financial officer, principal accounting officer and any elected Vice President of the Company. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits and excluding gross-up payments to cover excise taxes) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified Company pension or employee benefit plan.

Stock Ownership Guidelines for Executive Officers

The Board also has a policy concerning stock ownership guidelines for Executive Officers. The principal objective of the policy is to enhance the linkage between the interests of stockholders and Management through a minimum level of stock ownership. The policy establishes a “target ownership” guideline for the Company’s common stock for each Executive Officer. The guideline typically is expressed as a number of shares equal in market value to a multiple of the Executive Officer’s annual base salary. The target ownership guideline set for each Executive Officer varies in amount based upon that person’s relative level of seniority and responsibility. Among the NEOs, the target ownership guideline for Mr. Wainscott is a number of shares equal in market value to three times his annual base salary at the time the guidelines were established. The ratio for Messrs. Horn and Kaloski is two times their then-annual base salary. For Mr. Ferrara the ratio is one and one-half times his then-annual base salary and for Mr. Zizzo the ratio is one times his base salary. Mr. Gant’s ratio was one times his base salary. Once established, an Executive Officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the Company’s stock. However, the Committee may, from time to time, reevaluate and revise a particular Executive Officer’s target ownership guideline in light of such changes. The Committee last did that in October 2010. For purposes of the policy, stock “ownership” includes (i) shares of Company stock held directly by an Executive Officer, (ii) shares of Company stock held by an Executive Officer’s family member living in the same household, and (iii) shares of Company restricted stock held directly by an Executive Officer, whether or not yet vested. “Ownership” does not include options, whether vested or unvested, to purchase stock. Executive Officers are expected to attain the minimum level of target ownership within a period of three years from the effective date of the policy or from the date he or she is first elected as an Executive Officer, whichever is later. Currently, each of the Named Executive Officers is in compliance with the stock ownership policy.

What is the Committee’s general process for determining executive compensation?

Timing of Compensation Determination

Although the Committee receives and considers data, reports, and other information throughout the year in the course of performing its responsibility to oversee the Company’s executive compensation policies and practices, the Committee typically determines the annual compensation package for each of the Executive Officers, including equity grants and participation in any annual or long-term incentive programs, at its January meeting each year. The performance goals for incentive awards generally are established at the Committee’s January meeting, but with respect to some components, may not be established until the Committee’s March meeting.

Use of Competitive Data in the Compensation Determination Process

The Committee engages an independent executive compensation consultant to provide assistance to the Committee in determining appropriate annual compensation packages. The Committee directs that consultant to develop competitive compensation data based upon publicly available information from a peer group of the Company, as well as general industry surveys for similarly-sized companies. (See the discussion below for a list of who is in this peer group and the criteria used to establish it.) The Committee relies upon and considers this data as a factor in its determination, but it does not have a policy or practice of utilizing a particular compensation percentile as a benchmark for purposes of determining initial or subsequent salary levels. Rather it uses this competitive data principally in two respects. First, it provides one measure for assessing the reasonableness of any compensation package the Committee is considering for an Executive Officer. Second, it assists the Committee in implementing its goal of retaining executives of high caliber by enabling the Committee to better understand what competitors or other potential employers may pay to attract away an existing Executive Officer and what the Company must pay to attract to the Company a candidate for an Executive Officer position.

Peer Companies

The competitive data used by the Committee include compensation data from a peer group of industrial companies with sales, size and scope reasonably comparable to those of the Company, as well as other large publicly-owned, United States-based companies in the steel industry. Among other factors, the members of this peer group are selected because the Company directly or indirectly competes with them for employees, business, capital and/or investors, whether as a result of its status as an industry competitor or as a manufacturing company with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics. Until October 2010, that peer group consisted of the following companies:

•	Allegheny Technologies, Inc.	•	Nucor Corporation.
•	American Axle & Manufacturing Holdings	•	Precision Castparts Corp
•	ArvinMeritor, Inc.	•	Tenneco Automotive Inc.
•	Commercial Metals Company	•	The Timken Company
•	Eaton Corporation	•	United States Steel Corporation
•	MeadWestvaco Corporation	•	Worthington Industries, Inc.

The Committee periodically reviews this peer group to evaluate whether it remains reasonable and appropriate. The Committee engaged in such a review in 2010 with the assistance of its executive compensation consultant. At the Committee’s October 2010 meeting, the Committee’s executive compensation consultant presented a report in which it recommended several changes to the Company’s then-existing peer group. The recommended changes consisted of the addition of four new companies: Cliffs Natural Resources Inc., Reliance Steel & Aluminum Co., Schnitzer Steel Industries, Inc. and Steel Dynamics, Inc. At its October 2010 meeting, the Committee approved those recommended changes. As a result, as of October 2010, the Company’s peer group consists of the following companies:

•	Allegheny Technologies, Inc.	•	Precision Castparts Corp.
•	American Axle & Manufacturing Holdings	•	Reliance Steel & Aluminum Co.
•	ArvinMeritor, Inc.	•	Schnitzer Steel Industries, Inc.
•	Cliffs Natural Resources Inc.	•	Steel Dynamics, Inc.
•	Commercial Metals Company	•	Tenneco Automotive Inc.
•	Eaton Corporation	•	The Timken Company
•	MeadWestvaco Corporation	•	United States Steel Corporation
•	Nucor Corporation	•	Worthington Industries, Inc.

Use of Tally Sheets

The Committee utilizes tally sheets to review the amounts payable under each element of an NEO’s compensation, as well as the aggregate value of such compensation, in the event of a circumstance which would trigger payment of post-termination compensation. These tally sheets are prepared by the Company’s executive compensation consultant, with the assistance of the Company’s independent outside actuary. The Committee also uses tally sheets as a measure for assessing the reasonableness of the compensation packages approved by the Committee for an Executive Officer, including the NEOs. This assessment of reasonableness includes a comparison of the compensation packages of each Executive Officer for internal equity between and among the Executive Officers, as well as a comparison of the compensation packages of each Executive Officer to relevant executive positions in the Company’s peer group.

Management Role in the Compensation Process

After consulting with the Committee’s executive compensation consultant, Mr. Wainscott makes recommendations to the Committee with respect to the annual compensation packages for all of the Executive Officers other than himself. The Committee discusses those recommendations with Mr. Wainscott and the Committee’s executive compensation consultant before making the determination of the non-CEO executive compensation packages in accordance with the process described generally above and more specifically below with respect to 2010.

Other than Mr. Wainscott, the only member of Management who provides a recommendation to the Committee with respect to any aspect of the annual executive compensation program is Mr. Zizzo in his capacity as Vice President, Human Resources. Mr. Zizzo makes a recommendation to the Committee each year with respect to the goals to be used for purposes of determining performance awards in the next performance cycle under the Company’s Annual Incentive Plan and Long-Term Plan. This includes goals for safety, quality and net income for performance under the Annual Incentive Plan and cumulative EBITDA for performance under the Long-Term Plan. Mr. Zizzo’s recommendation with respect to such goals principally takes into consideration the Company’s performance against the goals of the prior performance cycle, consultation with Mr. Wainscott and other Management personnel concerning the anticipated performance of the Company in the next performance cycle with respect to those goals, an evaluation of what would be a realistic, but appropriately demanding, performance level for each specific goal, and consultation with the Committee’s independent executive compensation consultant. Mr. Zizzo further evaluates and makes recommendations to the Committee with respect to the design and implementation of the various incentive plans, retirement plans, and other ongoing compensation-related arrangements and benefits for the Executive Officers.

What was the specific process for determining the 2010 executive compensation program?

Timing of Compensation Determination

The 2010 base salary and equity compensation determinations for each of the Company’s Executive Officers were made originally at the Committee’s January 2010 meeting in accordance with the general process for determining executive compensation outlined above. However, in May 2010, the Board elected three new executive officers of the Company: Messrs. Howell, Newport and Reich. Their compensation was determined by the Committee at its May 2010 meeting. Also in May 2010, three existing Executive Officers received promotions: Messrs. Ferrara, Horn and Kaloski. The Committee made adjustments to their executive compensation at that time to reflect their promotions. Lastly, in August 2010, Mr. Gant retired from the Company and Mr. Barlow was elected to succeed him effective September 1, 2010 as Vice President — Sales and Customer Service. The Committee determined Mr. Barlow’s executive compensation at a meeting in August 2010.

Key Factors Considered by the Committee during the 2010 Compensation Process

Non-CEO Executive Compensation

As part of its normal deliberative process, the Committee principally considered the following factors in establishing 2010 base salaries and target performance award opportunities of, and determining awards of restricted stock, performance shares and stock options to, individual Executive Officers, including the NEOs:

•	Frederic W. Cook & Co.’s competitive data report;

•	the Company’s safety, quality and financial performance in 2009 and the trends associated with these performance metrics over the last few years;

•	the Board’s evaluation of each Executive Officer’s relative contribution to the Company’s performance during those periods;

•	the performance of the Company’s publicly-traded securities during those periods;

•	the fact that the base salaries of the Executive Officers were still at the same level as had been established by the Committee in January 2008, and had been reduced by 5% for most of 2009.

•	the significant improvement in the Company’s performance during the second half of 2009, its return to quarterly profitability in the second half of 2009, and its then-anticipated continued financial improvement in 2010. (In fact, the financial performance of the Company did improve in 2010 from 2009, but not nearly to the extent that had been anticipated in January 2010 — due principally to the slower-than-expected recovery from the recession and the much higher-than-expected increase in raw material prices.)

•	the extent to which performance goals incent appropriate conduct and do not encourage inappropriate or excessive risk that would not be in the best interests of the Company and its stakeholders;

•	the highly competitive nature of the steel industry; and

•	the need to retain and motivate the Management team to continue the Company’s financial improvement and compete effectively in the highly competitive steel industry, especially given the disadvantages the Company has in competing against steel companies which either have shed or never had significant retiree pension and healthcare obligations.

The Committee also met with Mr. Wainscott as CEO and President of the Company with respect to each of the other Executive Officers, including the other NEOs. Mr. Wainscott provided his evaluation of the NEOs’ performance for the Committee’s consideration in its determination of their respective compensation packages. Mr. Wainscott also made a recommendation to the Committee for its consideration with respect to what he believed would be an appropriate compensation package for each Executive Officer (other than himself), including each of the other NEOs.

CEO Executive Compensation

The Committee generally followed the same compensation process and considered the same factors described above with respect to Mr. Wainscott (except that he did not make any recommendations with respect to his own compensation). However, the Committee also employed additional procedures in connection with its determination of Mr. Wainscott’s compensation. These additional procedures included conducting and considering an annual performance evaluation of Mr. Wainscott as the CEO and President of the Company. More specifically, in connection with the determination of Mr. Wainscott’s 2010 compensation package, the Committee evaluated his 2009 performance as CEO and President of the Company. For that purpose, the Committee approved prior to its January 2010 meeting a written performance evaluation form to be completed by all members of the Board. Mr. Wainscott completed a self-evaluation using the same evaluation form. All of these completed forms were returned to Mr. Abdoo, as the Chairman of the Committee, and he then summarized and presented them to the full Board. In addition, each year Mr. Wainscott prepares a list of proposed annual goals and objectives for himself and the Company and provides that list to the Committee. Mr. Wainscott prepared such a list for 2009 and the Committee had approved his proposed 2009 goals and objectives at its January 2009 meeting. The Board considered that approved list of 2009 goals and objectives in connection with its January 2010 evaluation of Mr. Wainscott’s 2009 performance. Those goals and objectives addressed the following subjects: improving the Company’s financial performance, enhancing customer service, progress on major strategic initiatives (including with respect to raw materials), management development and succession planning, enhancing the Company’s cash and liquidity, successful completion of certain capital investments, successful completion of certain labor negotiations, improving certain fundamental operating measures, enhancing stockholder value, and certain personal development goals.

Committee Conclusion and Action with respect to 2010 Compensation Packages

After following its stated compensation process, and discussing the factors set forth above, the Committee concluded that the 2010 compensation packages under consideration for each of the Company’s then-existing Executive Officers, including the NEOs, were consistent with the Company’s compensation philosophy and were reasonable, competitive and appropriate, both individually and taken as a whole. The Committee’s conclusion with respect to these compensation packages, though based in part on subjective factors and reference to each individual’s compensation package in recent prior years, was primarily founded upon the Committee’s recognition of the high level of performance by each Executive Officer, including each NEO, and the Committee’s confidence that the compensation packages provide proper incentive for these Executive Officers to remain employed by the Company and to continue to focus on serving the best interests of the Company and its stockholders in the coming years. The Committee further concluded that these packages reflected then-current conditions at the Company and in the industry, and would provide adequate and appropriate incentives to the Executive Officers to stay with the Company and to work diligently and effectively to improve its performance, not only in 2010 but for a longer term.

The Committee therefore approved the compensation packages for 2010 that are reflected in the Summary Compensation Table beginning on page 54 of this Proxy Statement. Further detail on the decisions with regard to each key component is provided in the following section. The Committee then reported its action to the Board and recommended that the Board ratify the compensation packages approved by the Committee. After consideration and discussion by the Board as a whole, the Board ratified those packages.

What action did the Committee take in 2010 with regard to the key elements of the Company’s executive compensation program and what were the principal reasons for that action?

The key elements of the Company’s executive compensation program are:

•	base salary;

•	annual performance-based awards under the Annual Incentive Plan;

•	long-term performance-based awards under the Long-Term Plan;

•	awards of stock options, restricted stock and performance-based equities under the Stock Plan; and

•	certain employee benefits, perquisites and post-employment benefits.

Each of these elements is addressed in more detail separately below in the context of the 2010 executive compensation program.

Base Salary

The salary level for an NEO is assigned initially based upon experience, expertise, job responsibilities and competitive data, including a review of the salary levels for comparable positions at other similarly-situated major corporations as disclosed in competitive data presented by Frederic W. Cook & Co. As noted above, the individual performance of each NEO other than Mr. Wainscott is reviewed by the Committee with Mr. Wainscott. Mr. Wainscott’s individual performance is reviewed by the Committee based upon a written evaluation by the Board of Mr. Wainscott’s performance against various goals and objectives. The Committee also reviews the base salary levels of the NEOs for internal consistency and equity relative to each other. The principal factors in determining whether to increase, maintain, or decrease an annual base salary for an NEO are individual performance, Company performance, changes in job responsibility, and competitive market compensation data and trends. The Committee does not rely on any specific formula, nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong Company performance would generally result in above-market increases. Below-market increases, no increases, or even decreases may occur in years when either individual performance or Company performance has been below expectations.

In January 2010, after considering all of the above factors and consulting with Frederic W. Cook & Co., the Committee determined to increase the base salaries of all of the NEOs (as well as the other Executive Officers). Among the key factors contributing to this decision were (1) the financial improvement by the Company during 2009, particularly in the second half, (2) the then-anticipated continuation of that improvement in 2010 (which, ultimately turned out to be less than had been anticipated, due principally to the lingering effects of the recession and the unanticipated dramatic increase in iron ore prices which occurred in 2010), and (3), as discussed above, the fact that not only had the NEOs not received an increase in their base compensation since January 2008, they actually had experienced a decrease in their base compensation for most of 2009.

Annual Incentive Awards

As discussed above, the Company provides annual cash performance awards to its employees, including its NEOs, pursuant to its Annual Incentive Plan. This component of an NEO’s compensation is intended to motivate the NEO to focus on both financial and non-financial annual performance-based goals that directly impact stockholders. Under the terms of the Annual Incentive Plan, a participant can earn a performance award based upon the annual performance of the Company against goals established for performance at a threshold, target and maximum level. The three performance metrics used for the goals are safety, quality and net income.

A performance award at the target level may be paid under the Annual Incentive Plan to the CEO in an amount equal to 110% of base salary and a performance award at the maximum level may be paid in an amount equal to 220% of base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award at the target level may be paid in an amount equal to between 60% and 75% of base salary and a performance award at the maximum level may be paid in an amount equal to between 120% and 150% of base salary. Performance awards between the threshold and the target level are determined by a straight-line interpolation between those two levels, starting from a base of zero at the threshold level. By way of example, assuming that a potential award at the target level for a particular performance factor was $10,000, then annual performance by the Company at halfway between the threshold and target goals would result in payment of a performance award with respect to that particular factor in the amount of $5,000. Similarly, performance at three-quarters of the way between the threshold and target goals would result in payment of a performance award with respect to that particular factor in the amount of $7,500.

Under the terms of the Annual Incentive Plan, the Committee weights each performance factor as a percentage of the whole. For 2010, the Committee approved the weighting of the three performance factors at 20% for safety, 20% for quality and 60% for financial performance for purposes of determining the portion of a performance award paid up to the target level. Payment of a performance award, if any, beyond the target level is based solely upon financial performance. Since payment beyond the target level is predicated solely on financial performance, this has the effect of reducing the percentage of the whole award attributable to safety and quality. For example, if a performance award is earned at the maximum level, the relative weightings would be 10% for safety, 10% for quality and 80% for financial performance.

With respect to the safety performance factor, the metric selected by the Committee to measure performance was the number of OSHA-recordable cases. That metric was selected because there is no higher priority at the Company than the safety of its employees and it is a standard metric reported to a federal government agency. It also is commonly used in the steel industry as a measure of safety performance. For the safety component of the 2010 Annual Incentive Plan, at its January 2010 meeting the Committee established a target level goal of no more than 21 OSHA-recordable injuries on Company-wide basis and a threshold level goal equal to 125% of that number. (The threshold goal in this instance is higher than the target goal because that reflects less successful performance.) For all of 2010, the Company had a total of 23 recordable injuries. In 2010, the Company thus performed between the threshold and target level performance goals for safety under the Annual Incentive Plan.

With respect to the quality performance factor, the Committee selected three metrics: internal rejections, internal retreats and external customer claims. Those metrics were selected because they also are commonly used in the steel industry to measure quality performance. In addition, there is a direct relationship between the Company’s performance with respect to each of those metrics and the Company’s costs attributable to quality. At its January 2010 meeting, the Committee established a 2010 target level goal of no more than 0.58% for the internal rejection rate, 0.84% for the internal retreat rate, and 0.195% for the customer claim rate. Again, the threshold goals for each of those metrics were set at 125% of the target goals. (As with the safety performance factor, a higher number reflects less successful performance). In 2010, the Company performed at a level better than the target level performance goals with respect to each of the three quality metrics used to measure its performance under the Annual Incentive Plan.

With respect to the financial performance factor, the Annual Incentive Plan establishes net income (excluding special, unusual and extraordinary items) as the performance metric and that was the performance metric used for 2010. The net income threshold goal typically is set at a level which would represent a minimum acceptable performance by the Company. The target goal typically is set at a level which would represent performance that is more demanding, but still reasonably attainable. The maximum goal is set at a level which would represent extraordinary performance. In March 2010, when the Committee was establishing the 2010 performance goals for the net income metric of the Annual Incentive Plan, there continued to be significant uncertainty with respect to the annual benchmark price for iron ore under the Company’s contracts with its major iron ore suppliers. Not only was there uncertainty over the price itself, there also was substantial uncertainty with respect to whether an annual benchmark would be set and, if so, when that would occur. Because a change in the price paid by the Company for iron ore could have a significant impact on its financial performance, the Committee decided at its March 2010 meeting to utilize a matrix which established different net income threshold, target and maximum performance net income goals for 2010 depending upon the ultimate increase in iron ore pricing for 2010. Based upon that ultimate increase, under the matrix established by the Committee in March 2010, the threshold, target and maximum net income performance goals for 2010 under the Annual Incentive Plan were approximately $46 million, $96 million and $145 million, respectively. Because the Company did not achieve net income in 2010, it thus did not achieve the threshold necessary for a payment of the financial component of a 2010 performance award under the Annual Incentive Plan.

Under the terms of the Annual Incentive Plan, the Company must achieve the threshold level set for financial performance in order for there to be any payout under the quality component of the Plan. While in general the Committee believes that no payout should be made under the Annual Incentive Plan if the Company does not perform financially at least at the threshold level, an exception is made with respect to safety. The safety component of the Annual Incentive Plan may be paid out regardless of whether the threshold level for financial performance is achieved. The reason for this distinction is the extraordinary importance placed by the Company on the safety of its employees. Thus, on January 19, 2010, the Committee approved the payment of performance awards for the 2010 performance period to the participants in the Annual Incentive Plan, including the NEOs, equal to 12.38% of the total potential incentive award at the target performance level (or 6.19% at the maximum level), relating solely to the safety component of Annual Incentive Plan.

The amount of the Annual Incentive Plan performance awards to each of the NEOs for 2010 is included in the Summary Compensation Table beginning on page 54 of this Proxy Statement.

Long-Term Incentive Awards

The Company also provides cash performance awards to its employees, including its NEOs, pursuant to its Long-Term Plan. The fundamental purposes of the Company’s Long-Term Plan are to:

•	align the interests of Management more closely with the interests of the stockholders;

•	link a portion of Management’s compensation to the performance of the Company;

•	increase the focus of Management on the Company’s long-term performance by establishing performance goals that support long-term strategies; and

•	assist the Company in recruiting, retaining and motivating a highly talented group of managers who will successfully manage the Company in a way that benefits all of its stakeholders.

Under the terms of the Long-Term Plan, a participant can earn a performance award based upon the three-year performance of the Company against a goal established by the Committee at the start of that three-year period. For 2010, the Committee used cumulative EBITDA (excluding special, unusual and extraordinary items) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it creates value and provides a strong incentive for Management to achieve the Company’s objective of sustainable profitability. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of the Company’s stockholders over the long term.

Pursuant to the terms of the Long-Term Plan, the Committee establishes cumulative EBITDA threshold, target and maximum payout goals at the start of each three-year performance period. In determining the Long-Term Plan goals, the Committee attempts to establish a target goal which will be challenging to achieve and that is not likely to be satisfied with respect to every three-year performance period. As with respect to the Annual Incentive Plan goals, the threshold goal would be set at a level that would represent a minimum acceptable performance by the Company and the maximum goal would be set at a level that represents extraordinary performance. The threshold goal must be met before any payout is made.

A performance award at the target level may be paid under the Long-Term Plan to the CEO in an amount equal to 110% of base salary and a performance award at the maximum level may be paid in an amount equal to 220% of base salary. For the other NEOs, and depending upon the NEO’s position, a performance award at the target level may be paid in an amount equal to between 60% and 75% of base salary and a performance award at the maximum level may be paid in an amount equal to between 120% and 150% of base salary. There is a linear progression of the payout for achievement of cumulative EBITDA between the threshold, target and maximum payout goals. All payouts earned, if any, are paid in cash. For the three-year period ending December 31, 2010, the Committee established at its January 2008 meeting cumulative EBITDA goals of $1.75 billion as the threshold to reach for any incentive payment, $2.25 billion for payment at the target level, and $2.75 billion for payment at the maximum level. For the three-year period ending in 2010, the Company had actual cumulative EBITDA in accordance with the plan of $1.216 billion. Because the Company did not achieve the threshold performance level of cumulative EBITDA, no incentive payment was paid to the participants in the Long-Term Plan, including the NEOs, for the 2008 — 2010 performance period. Accordingly, the Summary Compensation Table beginning on page 54 of this Proxy Statement does not include any payouts in 2010 to the NEOs under the Long-Term Plan.

Equity Awards

Another key component of an NEO’s annual compensation package is the grant of equity awards under the Company’s Stock Plan. Such grants may be in the form of stock option awards, restricted stock awards and/or performance-based equity awards in the form of performance shares.

A principal purpose of equity grants under the Company’s Stock Plan is to enhance the commonality of interests between Management and the Company’s stockholders by linking executive compensation to the

Company’s performance and to appreciation in the market price of the Company’s common stock. Equity grants also are intended to encourage executives to remain in the employ of the Company, as discussed below.

Performance share awards

Performance share grants also are an important element of an NEO’s annual compensation package because they closely align the interests of the NEOs and the Company’s stockholders by directly linking how many shares, if any, ultimately are earned by an NEO to the performance of the Company over a three-year performance period. Each grant of a performance share award is expressed as a target number of shares of the Company’s common stock. The number of shares of common stock, if any, actually earned by and issued to the NEO under a performance share award will be based upon the performance of the Company over the applicable performance period. By way of example, the performance period applicable to the performance share awards granted in January 2008 started on January 1, 2008 and ended on December 31, 2010. Depending upon the Company’s performance with reference to the performance categories described below, an NEO ultimately may earn from 0% to 150% of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are:

•	the Company’s total stockholder return (“Total Stockholder Return”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and

•	the compounded annual growth rate (the “Growth Rate”) of the price of the Company’s common stock over the performance period, using as the base the average closing price of the Company’s common stock for the last 20 trading days during the month of December.

One-half of the total target number of shares awarded may be earned based on the relative total stockholder return performance and the other half may be earned based on the Growth Rate performance. For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (Stated as a % of	Total Stockholder	Stock Price
Category’s Target Shares)	Return	Growth Rate

Threshold (50%)	25th percentile	5.0%
Target (100%)	Median	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category as of the end of the performance period, then none of the target shares related to that category will be earned or issued. If at least the threshold is achieved in a performance category, then shares will be earned and issued in an amount equal to the number of the award’s target shares related to that category, multiplied by a percentage determined by a straight-line interpolation between the actual level of the Company’s performance and the above-stated payout percentages. As noted above under Application of Key Pay-for-Performance Components to 2010 Executive Compensation, for the three-year performance period ending in 2010, the Company’s stock performance with respect to the Total Stockholder Return and Growth Rate metrics did not meet the threshold performance levels. Accordingly, no shares of the Company’s common stock were issued with respect to the performance awards granted in January 2008.

Restricted stock awards

The Committee typically determines and approves restricted stock grants each year at its regularly-scheduled January meeting. There is a limited exception to this standard award schedule for grants of restricted stock to someone promoted or hired during the year. Restricted stock generally has a value for an NEO only if the NEO remains in the Company’s employment for the period required for the stock to vest, thus providing an incentive for the NEO to remain in the Company’s employment. (An exception to the requirement of continued employment occurs with respect to death, disability or retirement. Vesting occurs immediately upon death or disability. Upon qualification for retirement, the restricted stock will continue to vest in the normal course after the date of retirement.)

Restrictions on grants of common stock to the Company’s employees typically will lapse with respect to one-third of the shares on the first anniversary of the date of the award, and with respect to an additional one-third of the shares on each of the second and third anniversaries of the date of the award. That is the case with all of the restricted stock grants to the NEOs which occurred in January 2010 at the time the Committee determined the 2010 compensation packages for the NEOs. However, in connection with the promotion of three of the existing Named Executive Officers (Messrs. Ferrara, Horn and Kaloski), on May 26, 2010, the Committee approved additional grants of restricted stock to each of them with a vesting schedule that differs from the normal three-year step vesting. With respect to these May stock grants, the vesting schedule is three-year “cliff” vesting. That is, all of the shares of restricted stock granted in May 2010 will vest at the third anniversary of the grant date. The reason for the change from the normal three-year step vesting schedule was to increase the term for which the restricted stock provides an incentive to each of these NEOs to continue their employment with the Company.

Stock option awards

Stock option grants serve the purposes of the Stock Plan because they generally have a value to the grantee only if the grantee remains in the Company’s employment for the period required for the option to become exercisable, and then only if the market price of the Company’s stock increases above its price on the date the option was granted. This provides an incentive for the grantee to remain employed by the Company and to take actions which, over time, are intended to enhance the value of the Company’s stock. (As with restricted stock, an exception to the requirement of continued employment is made in the event of death, disability or retirement. In addition, for stock options an exception is made for involuntary termination without cause.)

For each NEO, stock options are a part of the determination of the NEO’s overall compensation package for that year. The Company has not had, and does not have, a policy or a practice of reloading or repricing options granted to its NEOs that have expired, been exercised or are “under water.” All options granted to employees under the Stock Plan, including the NEOs, must be exercised within a ten-year period of the grant date and typically vest in three equal installments on the first, second and third anniversary of the grant date. However, in 2009, the Board, upon the recommendation of the Committee, amended the Company’s Stock Plan to provide for immediate vesting of unvested stock options upon a participant’s disability. Previously, such options vested over the normal course of the three-year vesting schedule upon disability. The rationale for this amendment was to treat the events of death and disability with respect to stock options consistently under the Stock Plan.

Under the terms of the Stock Plan, the exercise price for a share of the Company’s common stock underlying an option may not be less than the fair market value of the Company’s stock on the date on which such option was granted. It has been the uniform practice of the Committee to establish an option exercise price equal to the fair market value of the underlying common stock. Under the terms of the Stock Plan, that fair market value is the average of the highest and lowest sales price for the Company’s common stock on the grant date (or if there were no sales of the Company’s common stock on the grant date, then the weighted average of the mean between the highest and lowest sales price for the Company’s common stock on the nearest preceding trading day during which there were sales of such stock). It is both the policy and practice of the Committee only to grant options to its employees, including its NEOs, as of the date of the meeting at which the grants were made. This typically occurs at the regularly-scheduled January Committee meeting. Generally, the Committee only grants options at a meeting other than the January meeting in a situation in which an employee is being promoted (e.g., to a new key management or officer position) or is first hired. Under those circumstances, the grant may occur at a meeting other than the regularly-scheduled January Committee meeting, but the grant date for the options still would be the date of the meeting at which the grant was approved. The exercise price for such options also still would be the fair market value of the Company’s common stock determined as described above under the terms of the Stock Plan. The Company has not had, and does not have, a policy or practice of backdating stock options. Neither the selection of Committee meeting dates nor option grant dates is timed in any way to try to maximize gain or manipulate the price of an option. Management does not have a role in determining the timing of option grants.

2010 Equity Grants to NEOs

As in past, the Committee engaged Frederic W. Cook & Co. to provide assistance in determining appropriate equity awards to the Executive Officers, including the NEOs, for 2010. In January 2010, Frederic W. Cook & Co.

developed and provided to the Committee competitive compensation data based upon publicly available information from the Company’s peer group, as well as general industry surveys for similarly-sized companies. The Committee relied upon and considered this data as a factor in its determination of equity grants, but it did not utilize a particular compensation percentile as a benchmark for purposes of determining such grants. Rather, it used this competitive data to help the Committee assess the reasonableness of the grant awards under consideration by the Committee for an Executive Officer.

Additional equity awards in the form of shares of restricted stock were made to three of the Named Executive Officers — Messrs. Ferrara, Horn and Kaloski — in May 2010 at the time they received promotions. Such grants also were reviewed and discussed in advance with the Committee’s executive compensation consultants.

While there is no express policy with respect to the allocation of each type of equity award, the total fair value at the grant date of the January 2010 equity grants to the NEOs was allocated approximately as follows:17% stock options, 30% restricted stock, and 53% performance shares at target. The specific grants of stock options, restricted stock and performance shares made during 2010 to each of the NEOs are set forth in the Grants of Plan-Based Award Table beginning on page 57 of this Proxy Statement.

Post-Termination Benefits

Rationale for Severance and Change-in-Control Agreements

The Company has entered into severance agreements and change-in-control agreements with each of the NEOs that provide post-termination benefits. The current forms of these agreements were attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 20, 2004, as subsequently amended by the forms attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarters ended November 6, 2007 and November 3, 2009. For each of the NEOs, the original agreements were effective as of July 26, 2004, had an initial five-year term, and renew automatically on a year-to-year basis thereafter unless written notice of non-renewal is given by either party at least 90 days prior to the expiration of the term. These forms were recommended by the Committee and approved by the Board in 2004 after the Committee undertook an evaluation of its then-existing Executive Officer severance agreements.

The severance agreements were approved because they promote the interests of the Company and its stakeholders by, among other things:

•	securing a release of claims from the terminated NEO and thereby avoiding the risk and financial exposure of employment litigation;

•	ensuring that for one year after termination of employment the NEO will not compete against the Company;

•	ensuring that for one year after termination of employment the NEO will not solicit any employee of the Company for employment by any entity which is engaged in melting, hot rolling, cold rolling or coating of carbon, electrical or stainless steel;

•	ensuring that after termination of employment the NEO will not disparage the Company;

•	ensuring that for one-year after termination of employment the NEO will cooperate with respect to various Company matters in which the NEO was personally involved prior to the NEO’s employment termination; and

•	securing an agreement by the NEO to arbitrate all legally arbitrable claims arising not only from the severance agreement, but also from the NEO’s employment relationship with the Company.

The change-in-control agreements were approved because they promote the interests of the Company and its stakeholders by, among other things:

•	obtaining the same covenants and commitments as described above with respect to severance agreements; and

•	mitigating an NEO’s concerns about personal job security and financial well-being in the event of a change-in-control, thereby eliminating consequences which might prevent the NEO from providing objective advice and information to the Board and stockholders with respect to a proposed change-in-control of the Company, and helping to ensure that the Management team stays intact before and during a proposed change-in-control transaction.

As it does each year, in 2010 the Committee reviewed the form and terms of the Company’s severance and change-in-control agreements to evaluate whether they continued to promote the interests of the Company as noted above and were appropriate and competitive under the then-existing circumstances. The Committee concluded that the agreements continue to meet that standard and should remain in effect.

Severance Agreements Terms Overview

Under the terms of the existing form of severance agreement with the Company’s NEOs, an NEO who voluntarily terminates employment or whose employment is terminated involuntarily for cause would not receive any severance benefits associated with such termination. An NEO who is terminated involuntarily without cause would receive at a minimum a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing the Company from any liability for claims relating to the NEO’s employment with the Company, the NEO also is entitled to receive:

•	an additional lump sum severance payment (ranging from 12 to 18 months of base salary);

•	a lump sum payment based upon the NEO’s assigned target amount under the Company’s Annual Incentive Plan; and

•	continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period of time (ranging from eighteen months to two years).

Change-in-Control Agreements Terms Overview

An NEO typically is entitled to severance payments and other benefits under the NEO’s change-in-control agreement if, within 24 months following a change-in-control of the Company, the NEO’s employment with the Company is involuntarily terminated without cause or the NEO voluntarily terminates employment with the Company for “good reason.” Under one version of the termination section, however, the Committee believed it would be in the best interests of both the Company and the individuals for two of the NEOs to be entitled to benefits upon voluntary termination for any reason within six months after a change-in-control.

There also are different versions of the change-in-control agreement with respect to the level of benefit payments made in the event of a change-in-control. Generally, the highest level of benefits is provided for Mr. Wainscott. For each NEO, the base severance benefit is a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing the Company from any liability for claims relating to employment with the Company, the NEO would be entitled to receive:

•	an additional lump sum severance payment (ranging from 18 and 30 months of base salary);

•	a lump sum payment based upon the NEO’s awards under the Company’s Annual Incentive Plan (equal to two and one-half to three times the greatest of (1) the NEO’s assigned Annual Incentive Plan target amount for the calendar year in which the termination occurs, (2) the actual Annual Incentive Plan payout for the calendar year immediately preceding the calendar year in which the termination occurs, or (3) the average of the Annual Incentive Plan payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the Annual Incentive Plan with respect to the preceding calendar year, plus a prorated Annual Incentive Plan payout at the maximum level for the portion of the then-current calendar year prior to date of termination);

•	a prorated Long-Term Plan payment at the target level for all incomplete performance periods as of the date of termination;

•	continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period (ranging from 24 to 36 months);

•	additional service credits toward retiree medical coverage (ranging from two to three years);

•	the immediate vesting of all restricted stock awards to the NEO under the Company’s Stock Plan and the lapse of all restrictions on such awards;

•	the right, for a period of three years, to exercise all stock options awarded to the NEO under the Stock Plan; and

•	if any portion of the required payments to the NEO becomes subject to the federal excise tax on “parachute payments,” a “gross-up” payment so that the net amount retained by the NEO after deduction of the excise tax and any applicable taxes on the “gross-up” payment is not reduced as a consequence of such excise tax.

With respect to the last bullet point addressing “gross-up” payments for taxes, in October 2009 the Board determined that all new Executive Officer Change-in-Control Agreements entered into between the Company and Executive Officers in the future will not include “gross-up” payments to reimburse such officers for individual excise or income taxes incurred with respect to benefits triggered by a change in control of the Company. The rationale for this change, including the prospective nature of the change, was to reflect best practices with respect to the subject of gross-up payments in the context of change-of-control agreements, while still respecting the Company’s contractual and other commitments to its existing Executive Officers.

Specific Payments and Benefits under Severance and Change-in-Control Agreements

The specific circumstances that would trigger the payments and other benefits under the severance agreements, the estimated payments and benefits that would be provided in each covered circumstance for each NEO, how the payments and benefits are determined under such circumstances and all material conditions and obligations applicable to the receipt of the payments and benefits are set forth in the Potential Payments Upon Termination or Change-in-Control discussion beginning on page 65 of this Proxy Statement.

Pension and Other Retirement Benefits

Non-Contributory Pension Plan

Prior to January 31, 2009, the Company’s full-time, non-represented salaried employees, including its NEOs, could elect to participate in a qualified benefit plan known as the Non-Contributory Pension Plan. Effective January 31, 2009, however, no new participants were allowed to enter the Non-Contributory Pension Plan and all benefit accruals under the plan for existing participants were frozen. For those who entered the Non-Contributory Pension Plan prior to January 31, 2009, retirement benefits are calculated using one of two formulas: (1) a cash balance formula, or (2) a final average pay formula. Eligibility for coverage under a particular formula is typically determined by the date on which a participant commenced employment with the Company. Participants generally are vested under the Non-Contributory Pension Plan after five years of service regardless of which formula is used to calculate benefits. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. A description of the terms of the Non-Contributory Pension Plan, including the formulas used to calculate a participant’s retirement benefits, is set forth in footnote (1) to the Pension Benefit Table in this Proxy Statement beginning at page 62. The number of years of credited service and the present value of accumulated benefits for each of the NEOs under the Non-Contributory Pension Plan are also set forth in the Pension Benefit Table beginning at page 62 of this Proxy Statement. All years of service, including service after benefit accruals under the plan were frozen effective January 31, 2009, will continue to count toward vesting and retirement benefit eligibility.

Executive Minimum and Supplemental Retirement Plan

The Company’s officers, including its NEOs, are eligible to participate in an unfunded nonqualified deferred compensation plan called the Executive Minimum and Supplemental Retirement Plan, also known as a supplemental executive retirement plan, or “SERP.” Each of the NEOs is a participant in the Company’s SERP. The Company’s SERP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants. As part of its annual review of retirement benefits provided to Executive Officers, including the NEOs, the Committee has determined that the retirement benefit provided by the SERP continues to be a key element of a competitive compensation package and, therefore, important to recruiting and retaining key management members.

The benefits for participants in the SERP, including the NEOs, vest under a form of graded vesting. More specifically, a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a Change of Control (as defined in the SERP).

The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with the Company terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the SERP are subject to an offset for any benefit received under the Company’s qualified defined benefit plan, as well as the actuarial equivalent of certain Company-provided vested benefits accumulated under the AK Steel Corporation Thrift Plan A. A participant’s benefit under the SERP, prior to giving effect to such offset, is equal to the greater of: (1) 50% of his or her average covered compensation (base salary and bonus under the Annual Incentive Plan) during the employee’s highest consecutive three-year period of eligible earnings over the participant’s last ten years of consecutive service, or (2) the participant’s benefit under the applicable qualified plan in which he or she participates without regard to the limitations imposed by the Internal Revenue Code. The present value of accumulated benefits for each of the NEOs under the SERP is set forth in the Pension Benefits Table beginning on page 62 of this Proxy Statement.

Thrift Plan and Supplemental Thrift Plan

The Thrift Plan is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. It provides for Company matching contributions with respect to employee contributions up to 5% of base salary, a portion of which is guaranteed and a portion of which is dependent upon the Company’s net income. It further provides for supplemental contributions by the Company if the Company’s net income exceeds $150 million. At the same time that the Company locked and froze its Non-Contributory Pension Plan (see discussion above), it amended its Thrift Plan to add an automatic contribution by the Company to a participant’s account in the Thrift Plan. Effective January 31, 2009, the Thrift Plan provides for the Company to make a contribution to the account of each participant in the Thrift Plan equal to 3% of the participant’s base salary, whether or not the participant makes an elective contribution to the Thrift Plan. This 3% contribution is in addition to the matching contributions described above with respect to the participant’s elective contributions. All such contributions are subject to the compensation limits imposed by the Internal Revenue Code.

The Supplemental Thrift Plan is an unfunded nonqualified retirement plan. It provides for Company matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Supplemental Thrift Plan thus provides a vehicle to maximize Company matching contributions that otherwise would not be eligible for the Thrift Plan due to the Internal Revenue Code’s compensation limits. The Committee has determined that, like the SERP, the Supplemental Thrift Plan provides a retirement benefit that is a key competitive element of the overall compensation package and, therefore, important to recruiting and retaining key management members.

Any member of Management of the Company, including an NEO, is eligible for participation in the Thrift Plan, but participants in the Supplemental Thrift Plan must be selected by the Committee. For 2010, the participants in the Supplemental Thrift Plan included the NEOs. The contributions under these plans for 2010 are set forth in the Nonqualified Deferred Compensation Table for Fiscal Year 2010 on page 64 of this Proxy Statement. In 2010, all contributions to these plans were fixed contributions that were not dependent upon the Company’s net income; there were no performance-based contributions because the Company had a net loss for the year.

Executive Deferred Compensation Plan

The Company has an Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is an unfunded nonqualified deferred compensation arrangement. Participants are always fully vested in their accounts under this plan. Participants direct the investment of their accounts among available investment options (generally the same investment options available under the Company’s qualified thrift plan) at market rates. To be eligible to participate in the Deferred Plan, an employee must be an elected officer or other member of the Management of the Company. Eligible employees who desire to participate in the Deferred Plan must be approved by the Chairman and the Committee. In 2010, Mr. Gant was the only one of the NEOs who chose to participate in the Deferred Plan.

Death and Disability Benefits

NEOs are covered by the normal and customary programs generally available to all employees on the same terms and conditions of other similarly situated employees. No other death and disability benefits are provided to the NEOs.

Perquisites and Other Personal Benefits

Each of the NEOs receives various perquisites and other personal benefits which the Committee has determined, based upon information provided by Frederic W. Cook & Co., are customary for executive officers of a company the size and stature of the Company and appropriate to provide a competitive overall compensation package to the Company’s NEOs. These include reimbursement for tax planning services, financial planning services, mandatory annual physical evaluations, and limited personal use of the Company’s airplane by the CEO. While the value of these perquisites and other personal benefits is not considered by the Committee to be a material component of the overall compensation package of an NEO, to the extent that their aggregate amount is greater than $10,000 for any NEO, the perquisites and personal benefits provided to that NEO are disclosed in the All Other Compensation column of the Summary Compensation Table beginning on page 54 of this Proxy Statement.

The Company has a policy pursuant to which the Company’s Chief Executive Officer has limited use of the Company plane for personal purposes. Such personal use results in imputed income to Mr. Wainscott. Prior to January 1, 2010, the Company made “gross-up” payments to Mr. Wainscott to reimburse him for the individual income taxes incurred as a result of his personal use of the plane. Effective January 1, 2010, however, the policy was modified to eliminate such gross-up payments. The rationale for this change was to update the Company’s policy with respect to personal use of the Company plane by the Chief Executive Officer to make it consistent with current best practices for executive compensation.

Other Employee Benefit Plans

Each of the NEOs also participates in various employee benefit plans generally available to all employees on the same terms and conditions as with respect to other similarly situated employees. These include normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, vision insurance, pre-tax flexible spending accounts, short- and long-term disability insurance, pension benefits, thrift plan, educational assistance and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees of the Company, they are not considered to be a material component of an NEO’s annual compensation program. Because the NEOs receive these benefits on the same basis as other employees, these benefits are not established or determined by the Committee separately for each NEO as part of the NEO’s annual compensation package.

What is the Company’s Policy with Respect to Deductibility of Executive Compensation?

Section 162(m) of the Internal Revenue Code (the “Code”) generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s Chief Executive Officer and each of its other three most highly compensated executive officers (excluding the Chief Financial Officer). However, “qualified performance-based compensation” is exempt from this deductibility limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

Historically, compensation attributable to the exercise of stock options and performance shares granted under the Stock Plan, as well as incentive awards paid under the Annual Incentive Plan and the Long-Term Plan, have been deemed to be qualified performance-based compensation and thus excluded from the $1,000,000 deductibility limit imposed by Section 162(m). On February 21, 2008, however, the Internal Revenue Service (the “IRS”) issued revenue ruling 2008-13 (the “Revenue Ruling”), which altered the historical definition of “qualified performance-based compensation” used by the IRS. More specifically, the Revenue Ruling identifies certain circumstances under which compensation paid to an executive officer will not be considered qualified performance-based compensation for purposes of section 162(m) of the Code even if the payment of such compensation is linked to the attainment of a performance goal. More specifically, if the plan agreement or contract provides for payment of compensation to an executive not only upon the attainment of a performance goal, but also in the event of (1) termination without “cause” or for “good reason” or (2) voluntary retirement, the compensation will not constitute “qualified performance-based compensation” for purposes of section 162(m). The Committee has reviewed the Revenue Ruling and, with the assistance of counsel, has concluded that it will not adversely affect the deductibility of the compensation of any of the NEOs.

The Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way which preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based upon such review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Mr. Richard A. Abdoo, Chair
Mr. John S. Brinzo
Dr. Bonnie G. Hill
Mr. Robert H. Jenkins
Mr. Ralph S. Michael, III

SUMMARY COMPENSATION TABLE FOR 2010

The table below summarizes the total compensation paid to or earned by each Named Executive Officer (“NEO”) for the fiscal years ended December 31, 2008, 2009 and 2010:

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

James L. Wainscott	2010	$1,150,000	$0	$3,446,973	$732,000	$156,620	$2,539,948	$169,317	$8,194,858
Chairman of the Board,	2009	$1,010,625	$0	$2,663,807	$570,566	$2,532,338	$4,232,352	$210,064	$11,219,752
President and CEO	2008	$1,050,000	$0	$3,101,220	$663,840	$4,506,810	$4,105,648	$199,582	$13,627,100
Albert E. Ferrara, Jr.	2010	$515,938	$0	$658,499	$91,207	$42,200	$626,015	$34,780	$1,968,639
Senior Vice President,	2009	$433,125	$0	$369,979	$79,246	$591,975	$1,067,717	$33,236	$2,575,278
Finance and CFO	2008	$450,000	$0	$430,725	$92,200	$1,053,540	$1,295,313	$57,651	$3,379,429
David C. Horn	2010	$625,000	$0	$820,950	$123,135	$54,902	$1,148,137	$42,814	$2,814,938
Executive Vice President,	2009	$553,430	$0	$495,595	$106,981	$819,446	$1,648,610	$40,532	$3,664,594
General Counsel and	2008	$575,000	$0	$577,349	$124,470	$1,458,372	$1,768,363	$74,278	$4,577,832
Secretary
John F. Kaloski	2010	$552,500	$0	$820,950	$123,125	$48,544	$816,948	$45,090	$2,407,157
Executive Vice President,	2009	$481,250	$0	$495,595	$106,981	$712,562	$1,376,624	$43,578	$3,216,590
and Operating Officer	2008	$500,000	$0	$577,349	$124,470	$1,268,150	$1,553,225	$68,706	$4,091,900
Lawrence F. Zizzo, Jr.	2010	$340,000	$0	$316,287	$59,292	$24,380	$451,376	$34,912	$1,226,247
Vice President, Human Resources
Douglas W. Gant(1)	2010	$285,000	$0	$478,739	$91,207	$21,833	$413,613	$513,180	$1,803,572
Vice President, Sales	2009	$385,000	$0	$369,979	$79,246	$526,200	$1,004,040	$36,766	$2,401,231
and Customer Service	2008	$400,000	$0	$430,725	$92,200	$936,480	$839,829	$54,757	$2,753,991

(1)	Mr. Gant retired from the Company effective August 31, 2010.

(2)	The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, for awards of both restricted stock and performance shares pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock awards reported in this column is located in Note 3 of the Notes to Consolidated Financial Statements beginning on page 63 of our Annual Report on Form 10-K for the year ended December 31, 2010. The following table sets forth the values for only the performance share awards, as of their respective grant dates, assuming the performance conditions of such awards are achieved at their maximum potential levels:

	Maximum Award Value
	2010	2009	2008

James L. Wainscott	$3,314,429	$2,507,021	$2,676,240
Albert E. Ferrara, Jr.	$460,338	$348,200	$371,700
David C. Horn	$613,797	$464,261	$495,600
John F. Kaloski	$613,797	$464,261	$495,600
Lawrence F. Zizzo, Jr.	$306,878	—	—
Douglas W. Gant	$460,338	$348,200	$371,700

(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock options reported in this column is located in Note 3 of the Notes to Consolidated Financial Statements beginning on page 63 of our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The table below summarizes the payments to each NEO under the Company’s Annual Incentive Plan and Long-Term Plan for the fiscal years ended December 31, 2008, 2009 and 2010:

Non-Equity Incentive Plan Compensation

		Annual Incentive	Long-Term
Name and Principal Position	Year	Plan ($)	Plan ($)	Total ($)

James L. Wainscott	2010	$156,620	$0	$156,620
Chairman of the Board,	2009	$222,338	$2,310,000	$2,532,338
President and CEO	2008	$2,196,810	$2,310,000	$4,506,810
Albert E. Ferrara, Jr.	2010	$42,200	$0	$42,200
Senior Vice President,	2009	$51,975	$540,000	$591,975
Finance and CFO	2008	$513,540	$540,000	$1,053,540
David C. Horn	2010	$54,902	$0	$54,902
Executive Vice President,	2009	$71,946	$747,500	$819,446
General Counsel and	2008	$710,872	$747,500	$1,458,372
Secretary
John F. Kaloski	2010	$48,544	$0	$48,544
Executive Vice President,	2009	$62,562	$650,000	$712,562
and Operating Officer	2008	$618,150	$650,000	$1,268,150
Lawrence F. Zizzo, Jr.	2010	$24,380	$0	$24,380
Vice President,
Human Resources
Douglas W. Gant	2010	$21,833	$0	$21,833
Vice President, Sales	2009	$46,200	$480,000	$526,200
and Customer Service	2008	$456,480	$480,000	$936,480

(5)	The amounts reported in this column represent the change in pension value for each NEO. No NEO received preferential or above-market earnings on deferred compensation. The change in pension value for each NEO principally was the result of three factors: (i) a change in the ordinary course of the qualified earnings of each NEO used to calculate pension values; (ii) a change in the calculation of the interest component as a result of each NEO’s change in age relative to the NEO’s assumed retirement date and; (iii) the decrease in the discount rates used to present value the pension benefit. Also, in July 2008 the SERP was amended to provide that the same mortality table used by the Company for its qualified plans also is to be used for the SERP. Another less significant factor which impacts the actuarial increase in pension value is the change in the value of the benefits to which an NEO is entitled under a qualified plan. See footnotes to Pension Benefits Table, below, for further explanation of the methodology used to calculate the present value of accumulated pension benefits for each NEO.

(6)	The compensation shown in this column includes matching contributions made by the Company to a qualified defined contribution plan and a nonqualified supplemental thrift plan, imputed income on Company-sponsored life insurance, dividends on restricted stock and perquisites. A summary of the amounts included in this column is provided in the table below. Perquisites included in this column and provided to the NEOs include: reimbursement for tax planning services, financial planning services, mandatory annual physical evaluations, use of company-owned tickets to athletic events and, for certain NEOs in 2008 and 2009, reimbursement for some club dues not used exclusively for business entertainment purposes. They also included limited personal use of the corporate aircraft for the CEO and his family.

Summary of All Other Compensation

		Company		Company
		Fixed	Company	Match
		Contribution	Match	to the	Imputed	Dividends
		to the	to the	Non-	Income	on
		Qualified	Qualified	Qualified	on Life	Restricted
Name	Year	Plan	Plan	Plan	Insurance	Stock	Perquisites		Total

James L. Wainscott	2010	$7,350	$6,125	$22,625	$6,213	$31,544	$95,460	(a)	$169,317
	2009	$4,856	$6,125	$19,141	$5,382	$41,685	$132,875		$210,064
	2008	$0	$20,700	$73,800	$5,657	$37,617	$61,808		$199,582
Albert J. Ferrara, Jr.	2010	$7,350	$6,125	$6,773	$7,799	$1,200	$5,533		$34,780
	2009	$6,280	$6,125	$4,703	$6,732	$5,910	$3,486		$33,236
	2008	$0	$20,700	$19,800	$6,728	$6,063	$4,360		$57,651
David C. Horn	2010	$7,350	$6,125	$9,500	$6,199	$7,115	$6,525		$42,814
	2009	$5,985	$6,125	$7,711	$5,676	$7,941	$7,094		$40,532
	2008	$0	$20,700	$31,050	$5,673	$7,600	$9,255		$74,278
John F. Kaloski	2010	$7,350	$6,125	$7,688	$8,375	$1,200	$14,352		$45,090
	2009	$6,163	$6,125	$5,906	$4,902	$7,941	$12,541		$43,578
	2008	$0	$20,700	$24,300	$4,899	$7,600	$11,207		$68,706
Lawrence F. Zizzo, Jr.	2010	$7,350	$6,125	$2,375	$5,009	$0	$14,053		$34,912
Douglas W. Gant	2010	$7,350	$6,125	$1,000	$1,485	$2,194	$15,026		$513,180	(b)
	2009	$6,400	$6,125	$3,500	$2,070	$5,910	$12,761		$36,766
	2008	$0	$20,700	$15,300	$2,069	$5,437	$11,251		$54,757

(a)	Valuation of Personal Use of Corporate Aircraft: The value of personal aircraft usage included in the number reported in this column is $88,861 for 2010 and is based upon the incremental cost of the usage to the Company. It includes fuel costs, trip-related crew travel expenses (such as hotels, meals and ground transportation), in-flight meals, landing and ground handling fees and taxes, trip-related engine maintenance service plan costs, and an allocated portion of plane maintenance costs based upon the average per hour flown. The calculation does not include fixed costs that would be incurred regardless of whether there is any personal use of the aircraft (e.g., aircraft purchase costs, depreciation, crew salaries and related benefit costs, and insurance costs). Effective January 1, 2010 the Company ceased reimbursing Mr. Wainscott for taxes he incurred with respect to personal use of the Company plane.

(b)	This amount includes $480,000 received by Mr. Gant upon his retirement from the Company under the terms of the Long-Term Plan. The Long-Term Plan provides that a participant who retires is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes equity and non-equity grants to the NEOs during the fiscal year ended December 31, 2010:

										All
									All	Other
									Other	Option	Exercise
									Stock	Awards:	or	Grant
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Base	Date
			Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Price of	Fair
			Plan Awards			Plan Awards(3)			of Shares	Underlying	Option	Value of
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)(6)	($)(7)

James L. Wainscott		(1)	$0	$1,265,000	$2,530,000	—	—	—	—	—	—	—
		(2)	$632,500	$1,265,000	$2,530,000	—	—	—	—	—	—	—
	01/20/10		—	—	—	40,410	80,820	121,230	—	—	—	$2,209,619
	01/20/10		—	—	—	—	—	—	53,880	—	—	$1,237,354
	01/20/10		—	—	—	—	—	—	—	60,000	$22.965	$732,000
Albert E. Ferrara, Jr.		(1)	$0	$292,500	$585,000	—	—	—	—	—	—	—
		(2)	$146,250	$292,500	$585,000	—	—	—	—	—	—	—
	01/20/10		—	—	—	5,613	11,225	16,838	—	—	—	$306,892
	01/20/10		—	—	—	—	—	—	7,483	—	—	$171,847
	05/26/10		—	—	—	—	—	—	12,000	—	—	$179,760
	01/20/10		—	—	—	—	—	—	—	7,476	$22.965	$91,207
David C. Horn		(1)	$0	$394,875	$789,750	—	—	—	—	—	—	—
		(2)	$197,438	$394,875	$789,750	—	—	—	—	—	—	—
	01/20/10		—	—	—	7,484	14,967	22,451	—	—	—	$409,198
	01/20/10		—	—	—	—	—	—	10,102	—	—	$231,992
	05/26/10		—	—	—	—	—	—	12,000	—	—	$179,760
	01/20/10		—	—	—	—	—	—	—	10,093	$22.965	$123,135
John F. Kaloski		(1)	$0	$347,750	$695,500	—	—	—	—	—	—	—
		(2)	$173,875	$347,750	$695,500	—	—	—	—	—	—	—
	01/20/10		—	—	—	7,484	14,967	22,451	—	—	—	$409,198
	01/20/10		—	—	—	—	—	—	10,102	—	—	$231,992
	05/26/10		—	—	—	—	—	—	12,000	—	—	$179,760
	01/20/10		—	—	—	—	—	—	—	10,093	$22.965	$123,135
Lawrence F. Zizzo, Jr.		(1)	$0	$187,000	$374,000	—	—	—	—	—	—	—
		(2)	$93,500	$187,000	$374,000	—	—	—	—	—	—	—
	01/20/10		—	—	—	3,742	7,483	11,225	—	—	—	$204,585
	01/20/10		—	—	—	—	—	—	4,864	—	—	$111,702
	01/20/10		—	—	—	—	—	—	—	4,860	$22.965	$59,292
Douglas W. Gant(8)		(1)	$0	$256,500	$513,000	—	—	—	—	—	—	—
		(2)	$128,250	$256,500	$513,000	—	—	—	—	—	—	—
	01/20/10		—	—	—	5,613	11,225	16,838	—	—	—	$306,892
	01/20/10		—	—	—	—	—	—	7,483	—	—	$171,847
	01/20/10		—	—	—	—	—	—	—	7,476	$22.965	$91,207

(1)	The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2010 for the 2010 performance period under the Annual Incentive Plan as described in the “Application of Key Pay-for-Performance Components to 2010 Executive Compensation” and “Annual Incentive Awards” sections of the Compensation Discussion and Analysis. The estimate is based on the NEO’s base pay on January 1, 2010. The amounts actually paid to each NEO for 2010 are set forth in the Summary Compensation Table at page 54.

(2)	The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2010 for the 2010-2012 performance period under the Long-Term Plan, as described in the “Application of Key Pay-for-Performance Components to 2010 Executive

Compensation” and “Long-Term Incentive Awards” sections of the Compensation Discussion and Analysis. The estimate is based on the NEO’s base pay on January 1, 2010. The amounts actually paid to each NEO for the three-year performance period ending in 2010 are set forth in the Summary Compensation Table.

(3)	The amounts reported in this column represent the range of the potential number of performance shares representing a right to receive shares of the Company’s common stock that may be issued to each NEO for the 2010-2012 performance period under the Stock Plan. Terms applicable to the performance share grants reported in this column are described in the “Application of Key Pay-for-Performance Components to 2010 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(4)	The amounts reported in this column represent the number of shares of restricted stock granted under the Stock Plan to each NEO in 2010. The restrictions on the transfer of the restricted stock grants on January 20, 2010 reported in this column will lapse over a three-year period as follows: one-third on January 20, 2011, one-third on January 20, 2012 and one-third on January 20, 2013. The restrictions on the transfer of the restricted stock grants on May 26, 2010 reported in this column will lapse on May 26, 2013. Other terms applicable to the restricted stock grants reported in this column are described in the “Application of Key Pay-for-Performance Components to 2010 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(5)	The amounts reported in this column represent the number of nonqualified stock options granted to each NEO under the Stock Plan in 2010. Each option represents a right to purchase a share of the Company’s common stock at a price established in an option award agreement at the time of the grant. (See discussion of price in footnote 6, below.) The stock options reported in this column vest in three equal installments on January 20, 2011, 2012 and 2013. Other terms applicable to the stock options granted under the Stock Plan are described in the “Application of Key Pay-for-Performance Components to 2010 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(6)	The exercise price for options granted under the Stock Plan equals the average of the high and low sales prices for the Company’s common stock on the grant date (or if there were no sales of the Company’s common stock on the grant date, then the exercise price equals the weighted average of the mean between the high and low sales prices for the Company’s common stock on the nearest preceding trading day on which there were sales of the Company’s common stock).

(7)	The grant date fair value of restricted stock awards is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of restricted stock is the average of the high and low sales prices of a share of the Company’s common stock on the grant date. The grant date fair value of stock options and performance shares are valued by the Company’s actuary. A discussion of the assumptions used to calculate the grant date value of stock options and performance shares reported in this column is located in Note 3 of the Notes to Consolidated Financial Statements beginning at page 63 of our Annual Report on Form 10-K for the period ending December 31, 2010.

(8)	Mr. Gant retired from the Company effective August 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information as to all outstanding option awards and restricted and performance share awards held by the NEOs as of December 31, 2010:

										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
									Number	Value of
							Number	Market	of Unearned	Unearned
							of Shares or	Value of	Shares,	Shares,
		Number of	Number of				Units of	Shares or	Units or	Units or
		Securities	Securities				Stock	Units of	Other	Other
		Underlying	Underlying				That	Stock	Rights	Rights
	Option	Unexercised	Unexercised		Option		Have	That	That	That
	Award	Options	Options		Exercise	Option	Not	Have Not	Have Not	Have Not
	Grant	Exercisable	Unexercisable		Prices	Expiration	Vested	Vested	Vested	Vested
Name	Date	(#)	(#)		($)	Date	(#)(4)	($)(5)	(#)(6)	($)(5)

James L. Wainscott							157,719	$2,581,860	242,459	$3,969,054
	01/20/05	40,000	0		$13.700	01/20/15
	01/18/07	80,000	0		$16.755	01/18/17
	01/17/08	24,000	12,000	(1)	$36.585	01/17/18
	01/21/09	35,884	71,770	(2)	$9.210	01/21/19
	01/20/10	0	60,000	(3)	$22.965	01/20/20
Albert E. Ferrara, Jr.							26,474	$433,379	33,675	$551,260
	01/19/06	3,750	0		$7.885	01/19/16
	01/18/07	7,500	0		$16.755	01/18/17
	01/17/08	3,333	1,667	(1)	$36.585	01/17/18
	01/21/09	4,984	9,968	(2)	$9.210	01/21/19
	01/20/10	0	7,476	(3)	$22.965	01/20/20
David C. Horn							29,757	$487,122	44,900	$735,013
	01/20/05	10,000	0		$13.700	01/20/15
	01/19/06	10,000	0		$7.885	01/19/16
	01/18/07	15,000	0		$16.755	01/18/17
	01/17/08	4,500	2,250	(1)	$36.585	01/17/18
	01/21/09	6,728	13,457	(2)	$9.210	01/21/19
	01/20/10	0	10,093	(3)	$22.965	01/20/20
John F. Kaloski							29,757	$487,122	44,900	$735,013
	01/19/06	5,000	0		$7.885	01/19/16
	01/18/07	10,000	0		$16.755	01/18/17
	01/17/08	4,500	2,250	(1)	$36.585	01/17/18
	01/21/09	6,728	13,457	(2)	$9.210	01/21/19
	01/20/10	0	10,093	(3)	$22.965	01/20/20
Lawrence F. Zizzo, Jr.							9,878	$161,703	22,450	$367,506
	01/18/07	5,000	0		$16.755	01/18/17
	01/17/08	2,166	1,084	(1)	$36.585	01/17/18
	01/21/09	0	6,480	(2)	$9.210	01/21/19
	01/20/10	0	4,860	(3)	$22.965	01/20/20
Douglas W. Gant							13,175	$215,675	14,966	$244,993
	01/20/05	2,500	0		$13.700	08/31/13
	01/19/06	7,500	0		$7.885	08/31/13
	01/18/07	11,250	0		$16.755	08/31/13
	01/17/08	3,333	1,667	(1)	$36.585	08/31/13
	01/21/09	4,984	9,968	(2)	$9.210	08/31/13
	01/20/10	0	7,476	(3)	$22.965	08/31/13

(1)	These options became exercisable on January 17, 2011.

(2)	These options became, or will become, exercisable as follows: one-half on January 21, 2011 and one-half on January 21, 2012.

(3)	These options became, or will become, exercisable as follows: one-third on January 20, 2011, one-third on January 20, 2012 and one-third on January 20, 2013.

(4)	The restricted stock awards that had not vested as of December 31, 2010 have vesting dates as follows:

	Mr. Wainscott	Mr. Ferrara	Mr. Horn	Mr. Kaloski	Mr. Zizzo	Mr. Gant

01/17/2011	12,000	1,150	1,351	1,351	742	1,001
01/19/2011	20,000	1,942	2,252	2,252	1,285	1,689
01/20/2011	17,960	1,498	2,022	2,022	1,136	1,498
01/21/2011	35,919	3,445	4,044	4,044	2,222	2,996
01/20/2012	17,960	1,498	2,022	2,022	1,136	1,498
01/21/2012	35,920	3,444	4,044	4,044	2,222	2,996
01/20/2013	17,960	1,497	2,022	2,022	1,135	1,497
05/26/2013	0	12,000	12,000	12,000	0	0

Total:	157,719	26,474	29,757	29,757	9,878	13,175

(5)	The dollar value shown in the column is calculated by multiplying the closing market price of the Company’s common stock as of December 31, 2010 ($16.37) by the number of shares set forth in the preceding column.

(6)	The performance period end dates and vesting dates for Unearned Shares are as follows:

	Mr. Wainscott	Mr. Ferrara	Mr. Horn	Mr. Kaloski	Mr. Zizzo	Mr. Gant

12/31/2011	161,639	22,450	29,933	29,933	14,967	12,472
12/31/2012	80,820	11,225	14,967	14,967	7,483	2,494

Total:	242,459	33,675	44,900	44,900	22,450	14,966

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information for each option exercised and each stock grant which vested during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)(2)	on Vesting ($)(2)(3)

James L. Wainscott	110,000	$1,615,050	268,151	$6,142,923
Albert E. Ferrara, Jr.	—	$—	38,095	$872,767
David C. Horn	—	$—	50,903	$1,166,144
John F. Kaloski	—	$—	50,903	$1,166,144
Lawrence F. Zizzo, Jr.	5,739	$86,844	25,286	$579,367
Douglas W. Gant	—	$—	38,093	$872,721

(1)	Value realized on exercise is calculated by multiplying the number of shares acquired upon exercise by the difference between the average of the high and low sales prices for the Company’s common stock and the exercise price on the exercise date.

(2)	The amounts in these columns reflect the gross number of shares acquired upon vesting and the corresponding gross value realized, based upon such gross number of shares. The table below summarizes the net number of shares acquired on vesting, and the corresponding net value realized by each NEO from this net number of shares. The net number of shares acquired on vesting has been calculated by subtracting from the gross number the actual number of shares which were withheld for tax purposes. The net value realized has been calculated by multiplying the net number of shares acquired upon vesting by the average of the high and low sales prices for the Company’s common stock on the respective vesting dates for each award of restricted stock and performance shares that vested during the fiscal year ended December 31, 2010.

	Stock Awards
	Net Number of
	Shares Acquired	Net Value Realized
Name	on Vesting (#)	on Vesting ($)

James L. Wainscott	165,041	$3,782,126
Albert E. Ferrara, Jr.	25,712	$589,036
David C. Horn	34,620	$793,556
John F. Kaloski	34,620	$793,556
Lawrence F. Zizzo, Jr.	17,560	$402,356
Douglas W. Gant	26,396	$604,648

(3)	Value realized on vesting is calculated by multiplying the number of shares acquired upon vesting of restricted stock and performance shares by the average of the high and low sales prices for the Company’s common stock on the vesting date.

PENSION BENEFITS TABLE

The table below provides the benefit plan name, the number of years of creditable service and the present value of accumulated benefits as of December 31, 2010, and the payments, if any, made to each NEO during the last fiscal year:

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)(3)	Fiscal Year ($)

James L. Wainscott	AK Steel Corporation Non- Contributory Pension Plan(1)	15.75	$79,142	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$17,861,991	$0
Albert E. Ferrara, Jr.	AK Steel Corporation Non- Contributory Pension Plan(1)	7.58	$29,476	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$5,523,516	$0
David C. Horn	AK Steel Corporation Non- Contributory Pension Plan(1)	10.08	$43,088	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$8,944,302	$0
John F. Kaloski	AK Steel Corporation Non- Contributory Pension Plan(1)	8.21	$31,267	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$6,871,391	$0
Lawrence F. Zizzo, Jr.	AK Steel Corporation Non- Contributory Pension Plan(1)	6.93	$26,164	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$3,714,885	$0
Douglas W. Gant	AK Steel Corporation Non- Contributory Pension Plan(1)	30.08	$1,122,236	$54,634
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	$3,314,750	$0

(1)	The Company’s full-time, non-represented salaried employees, including its NEOs, who were hired prior to January 31, 2009, are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula (the “Final Average Pay Formula”). Eligibility for coverage under a particular formula typically is determined by the date on which a participant commenced employment with the Company. Participants generally are vested under the NCPP after five years of service for benefits under the Final Average Pay Formula and three years of service under the Cash Balance Formula. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. Benefit accruals under the NCPP were frozen as of January 31, 2009.

Under the Cash Balance Formula, a participant’s account is credited monthly with (i) a service credit based on the participant’s years of service and eligible compensation for that month (service credits ceased after January 31, 2009, when NCPP benefits were frozen), and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation.

NCPP benefits for five of the NEOs (Messrs. Wainscott, Horn, Kaloski, Ferrara and Zizzo) are determined under the Cash Balance Formula. The estimated annual benefits payment to each of these five NEOs under the Cash Balance Formula upon retirement at age 65 is: $9,480 for Mr. Wainscott, $4,419 for Mr. Horn, $3,030 for Mr. Kaloski, $2,740 for Mr. Ferrara, and $2,444 for Mr. Zizzo. These estimates assume that (i) each NEO continues working for the Company until age 65, (ii) the Cash Balance Formula reflects service credits through January 31, 2009, and (iii) interest credits continue at current rates until age 65.

NCPP benefits for Mr. Gant are determined under the Final Average Pay Formula. Under the Final Average Pay Formula, a participant’s retirement benefits are calculated on the basis of his or her (i) number of years of credited service and (ii) average annual earnings — which include base pay, annual bonus, long term incentives, and overtime — during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation, all determined as of January 31, 2009. Mr. Gant retired from the Company on August 31, 2010 with 30 years of service and will receive an annual benefit of $71,760 to age 62 and $87,529 after age 62.

The above estimates of benefits provided under the Cash Balance Formula to each NEO are computed on a single life annuity basis and do not reflect any reduction resulting from a Social Security offset.

(2)	Credited service is not a component of the calculation of benefits under the Executive Minimum and Supplemental Retirement Plan (the “SERP”). It is, however, a component of vesting. The SERP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years of service, up to 100% vesting after ten years of total service. Under these criteria, Mr. Wainscott and Mr. Horn are 100% vested, Mr. Kaloski is 80% vested, Mr. Ferrara is 70% vested, and Mr. Zizzo is 60% vested in the SERP. Mr. Gant was 100% vested in the SERP prior to his retirement from the Company in 2010. A discussion of the SERP is included in the “Pension and Other Retirement Benefits” section of the Compensation Discussion and Analysis.

(3)	The calculation of the present value of accumulated benefits begins with a calculation of the lump sum that would be payable upon the later of age 60 or the vesting date. This lump sum has been calculated using a discount rate of 3.11% and the IRS 2011 Unisex Mortality Table. The lump sum determined on these assumptions then is discounted back to December 31, 2010 at a discount rate of 5.36%. Since Messrs. Ferrara, Kaloski and Zizzo will not fully vest until after age 60, it is assumed that their normal retirement date is the date on which they fully vest. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit can be found in Note 2 of the Notes to Consolidated Financial Statements beginning on page 57 of our Annual Report on Form 10-K for the period ended December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company has a nonqualified retirement plan referred to as a Supplemental Thrift Plan (the “STP”) that provides for Company matching contributions with respect to base salary that is not permitted to be taken into account under the Company’s Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Company also has an Executive Deferred Compensation Plan (the “Deferred Plan”). Prior to his retirement, Mr. Gant was the only NEO who participated in the Deferred Plan. The table below provides information regarding the contributions, aggregate earnings and the total account balance for each NEO as of December 31, 2010 in the STP and, for Mr. Gant, in the Deferred Plan. The STP and the Deferred Plan are described in more detail in the “Application of Other Key Components to 2010 Executive Compensation” and “Pension and Other Retirement Benefits” section of the Compensation Discussion and Analysis.

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Balance at
		in Last Fiscal	in Last Fiscal	Last Fiscal	Last Fiscal
Name	Plan	Year ($)	Year ($)	Year ($)(2)	Year End ($)

James L. Wainscott	STP	$—	$22,625	$7,845	$227,395
Albert E. Ferrara, Jr.	STP	—	$6,773	$2,007	$59,764
David C. Horn	STP	—	$9,500	$3,291	$96,294
John F. Kaloski	STP	—	$7,688	$2,506	$73,891
Lawrence F. Zizzo, Jr.	STP	—	$2,375	732	$21,983
Douglas W. Gant(1)	STP	—	$1,000	$1,370	$37,782
	Deferred Plan	$14,250	$—	$9,139	$67,014
	Gant Total	$14,250	$1,000	$10,509	$104,796

(1)	Mr. Gant retired from the Company effective August 31, 2010.

(2)	For the STP, the amount shown in this column is calculated based upon assumed earnings on each NEO’s account balance using an investment option within the Company-sponsored Thrift Plan known as the Fixed Income Fund. For the Deferred Plan, the amount is calculated based upon assumed earnings on the investment elections made by Mr. Gant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The potential payments and benefits provided to an NEO upon his termination from, or a change-in-control of, the Company will vary depending upon the circumstances and the bases for the payments and benefits. The various bases for payments and benefits and circumstances which will impact the determination of post-termination or change-in-control payments and benefits are described below.

Bases for Determination of Payments upon Termination or Change-In-Control

The Company has entered into severance and change-in-control agreements with each of the NEOs that provide post-termination and/or change-in-control benefits. The benefits provided under each of these agreements and the material terms of each, including the material conditions and obligations applicable to the receipt of payments and benefits under the agreements, are described in the “Post-Termination Benefits” section of the Compensation Discussion and Analysis, beginning at page 48. In addition, the termination of an NEO’s employment and/or a change-in-control may trigger payments or benefits under the Company’s Annual Incentive Plan, Long-Term Plan, Stock Plan and the SERP, each of which is described in the Compensation Discussion and Analysis.

Circumstances Impacting the Determination of Payments upon Termination or Change-In-Control

There are various scenarios under which payments upon termination of employment or change-in-control are made. For purposes of the tables which follow, these scenarios are assumed to be as follows:

Normal Retirement

This scenario assumes that the NEO has terminated his employment with the Company as of December 31, 2010 and would qualify for normal retirement under the terms of the Company’s NCPP. The payments and benefits listed in the table below with respect to “Normal Retirement” represent payments and benefits beyond those to which the NEO would be entitled if he qualified for and elected retirement under the terms of the NCPP. Payments to the NEOs under the NCPP that have vested as of December 31, 2010 are set forth above in the Pension Benefits Table, at page 62.

Involuntary Termination without Cause (No Change-in-Control)

This scenario assumes that the Company has involuntarily terminated the employment of the NEO without cause as of December 31, 2010. It also assumes that there has been no change-in-control of the Company.

Disability

This scenario assumes that the NEO became permanently and totally disabled, as provided under the Company’s long-term disability plan, as of December 31, 2010.

Death

This scenario assumes that the NEO died on December 31, 2010, while employed by the Company.

Change-in-Control

This scenario assumes that there has been a change-in-control of the Company and that within 24 months following the change-in-control (a) the Company involuntarily terminated the employment of the NEO without cause, or (b) the NEO voluntarily terminated his employment with the Company for good reason. For Mr. Wainscott and Mr. Horn, the payments and benefits available under this scenario also would apply in the event there has been a change-in-control of the Company and within six months thereafter either voluntarily terminated his employment with the Company for any reason.

Under the terms of the change-in-control agreements entered into between the Company and each of the NEOs, “good reason” includes the assignment of duties inconsistent with the NEO’s qualifications, a demotion or diminution in job responsibilities, a reduction in annual base salary, a requirement that the NEO be based anywhere other than the principal executive offices of the Company as they existed prior to the change-in-control, a failure to pay compensation due to the NEO, a failure of the Company to continue in effect any compensation plan in which the NEO participated at the time of the change-in-control, a material reduction in benefits under the SERP, the failure of the Company to obtain the agreement of any successor corporation to assume and agree to perform the change-in-control agreements, and a failure by the Company to give proper notice or otherwise comply with the procedural requirements for involuntary termination without cause.

The table below summarizes the potential payments resulting from termination or a change-in-control of the Company for each of the NEOs:

	James L.	Albert E.	David C.	John F.	Lawrence F.	Douglas W.
Event	Wainscott	Ferrara, Jr.	Horn	Kaloski	Zizzo, Jr.	Gant(18)

Normal Retirement
Unvested Stock Options(1)	$513,873	$71,371	$96,352	$96,352	$46,397	$35,187
Prorated Annual Incentive Plan(2)	—	—	—	—	—	—
Long-Term Plan(3)	2,310,000	540,000	747,500	650,000	352,000	480,000
Prorated Performance Shares at Target(4)	2,205,028	306,255	408,339	408,339	204,172	116,520

Total	$5,028,901	$917,626	$1,252,191	$1,154,691	$602,569	$631,707
Involuntary Termination Without Cause (No Change-in-Control)
Unvested Stock Options(1)	$513,873	$71,371	$96,352	$96,352	$46,397	$—
Annual Incentive Plan(5)	2,054,120	403,357	523,652	462,919	228,380	—
Long-Term Plan(3)	2,310,000	540,000	747,500	650,000	352,000	—
Health and Welfare Benefits(6)	55,888	44,319	41,480	38,502	37,713	—
Cash Severance(7)	2,300,000	804,375	956,250	847,500	510,000	—

Total	$7,233,881	$1,863,422	$2,365,234	$2,095,273	$1,174,490	$—
Death/Disability
Unvested Stock Options(1)	$513,873	$71,371	$96,352	$96,352	$46,397	$—
Unvested Stock Awards(8)	2,581,860	433,379	487,122	487,122	161,703	—
Prorated Annual Incentive Plan(2)	—	—	—	—	—	—
Long-Term Plan(3)	2,310,000	540,000	747,500	650,000	352,000
Prorated Performance Shares at Target(4)	2,205,028	306,255	408,339	408,339	204,172	—
Incremental SERP(9)	443,539	2,066,031	—	1,602,835	1,919,168	—

Total	$8,054,300	$3,417,036	$1,739,313	$3,244,648	$2,683,440	$—
Change-in-Control
Unvested Stock Options(10)	$513,873	$71,371	$96,352	$96,352	$46,397	$—
Unvested Stock Awards(10)	2,581,860	433,379	487,122	487,122	161,703	—
Annual Incentive Plan(11)	6,726,810	1,637,213	2,318,679	2,056,187	823,208	—
Prorated Performance Shares at Target(12)	2,205,028	306,255	408,339	408,339	204,172	—
Prorated Long-Term Plan at Target(13)	1,265,000	375,375	478,125	423,750	204,000	—
Incremental SERP(14)	7,421,459	2,066,031	557,344	1,602,835	1,919,168	—
Health and Welfare Benefits(15)	83,832	73,865	82,960	77,004	50,284	—
Excise Tax Gross Up(16)	—	2,254,939	—	2,229,748	1,563,580	—
Cash Severance(17)	3,450,000	1,340,625	1,912,500	1,695,000	680,000	—

Total	$24,247,862	$8,559,053	$6,341,421	$9,076,337	$5,652,512	$—

(1)	Under the terms of the Stock Plan, a participant ordinarily may only exercise stock options granted under the Stock Plan while still employed by the Company. If, however, a participant dies, becomes disabled, retires or is involuntarily terminated without cause, the participant (or, in the case of death, his or her beneficiary) has a period of three years after such triggering event to exercise stock options granted under the Stock Plan. The amounts reported in this row represent the value as of December 31, 2010 of the unexercised stock options granted to each NEO. These amounts assume that all of the NEO’s unexercised stock options as of December 31, 2010 were exercised on December 31, 2010 and were calculated based on the closing market price of the Company’s common stock ($16.37) on the last day that stock traded (December 31, 2010) during the Company’s 2010 fiscal year, less the option exercise price per share. Stock options which had an exercise price above $16.37 as of December 31, 2010 were treated as having no value for purposes of the amounts reported in this row. In 2009 the Stock Plan was amended to provide for immediate vesting of unvested stock options upon a participant’s disability. In addition, another 2009 amendment to the Stock Plan modified the definition of retirement for purposes of the Stock Plan effective January 1, 2010.

(2)	Under the terms of the Annual Incentive Plan, if a participant dies, becomes disabled, or retires during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive a prorated incentive award for that performance period based upon the portion of his or her participation during the period. For purposes of calculating the amounts reported in this row, the effective date of retirement, disability or death was assumed to have occurred on December 31, 2010. Using this assumption, to the extent that an incentive award was earned under the Annual Incentive Plan, the NEO would be entitled to the full amount of that award and no prorated calculation would be necessary. A discussion of the Annual Incentive Plan, and how incentive awards are determined under that plan, is described in the Annual Incentive Awards section of the Compensation Discussion and Analysis, beginning at page 43. An incentive award was earned by and paid to each NEO for the 2010 performance period. The amount of that award is reported in the Summary Compensation Table beginning at page 54.

(3)	Under the terms of the Long-Term Plan, if a participant dies, becomes disabled, retires or is involuntarily terminated without cause during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date. Because the triggering event for purposes of this table is deemed to have occurred on December 31, 2010, the amount reported is equal to twice the amount of the Performance Award paid to the NEO for the 2007-2009 performance period, less the amount of the Performance Award for that period which the Company actually paid to the NEO in February 2010 pertaining to such performance period. A discussion of the Long-Term Plan, and how performance awards are determined under that plan, is described in the Long-Term Incentive Awards section of the Compensation Discussion and Analysis beginning at page 45.

(4)	Under the terms of the Stock Plan, if a participant dies, becomes disabled, or retires while holding performance shares, each performance share held by the participant is deemed to be earned on a prorated basis. The shares will be issued to the NEO (or, in the case of death, his or her beneficiary) at the conclusion of the applicable performance period at the same time as shares are issued to other participants whose employment did not terminate before the end of the period and will be prorated on the basis of the number of months of service by the NEO during the performance period, with the normal adjustment based upon the achievement of the performance goals during the entire performance period. For purposes of calculating the amounts reported in this row, it was assumed that the effective date of retirement, disability or death occurred on December 31, 2010, and that the Company will achieve the target performance level for both performance categories under the 2009-2011 performance period and the 2010-2012 performance period. Under these assumptions, each NEO would be entitled to receive a prorated portion (two-thirds for the 2009-2011 performance period and one-third for the 2010-2012 performance period) of the target payout for both performance periods. The performance level assumptions used to calculate the amounts reported in this row were selected merely to demonstrate the potential compensation that the NEOs could earn with respect to performance shares following certain triggering events and are not intended to provide any indication regarding future Company performance. A discussion of the Stock Plan and how performance shares are determined under that plan are described in the “Performance share awards” section of the Compensation Discussion and Analysis beginning at page 46.

(5)	The terms of the severance agreements entered into between the Company and each NEO were amended in 2009 to provide that, in the event an NEO’s employment is terminated without cause, that NEO is entitled to receive a lump sum payment separate from, but equal to (except for Mr. Wainscott, who receives one and one-half times), his assigned target amount under the Annual Incentive Plan for the calendar year in which his date of termination occurs. In addition, each NEO is entitled to receive on a prorated basis the award, if any, under the Annual Incentive Plan to which such NEO would have been entitled with respect to such calendar year during which the termination occurred. The target amount assigned to each NEO under the Annual Incentive Plan for 2010, based on base pay on January 1, 2010, is reported in the Grants of Plan-Based Awards Table beginning at page 57. The payment in this chart has been calculated using each NEO’s actual base pay for twelve months ending December 31, 2010. Assuming a termination date of December 31, 2010, Mr. Wainscott would be entitled under his severance agreement to a lump sum payment equal to one and one-half times his assigned target amount under the Annual Incentive Plan for the 2010 performance period and each of the other NEOs would be entitled under their respective severance agreements to a lump sum payment equal to the amount of their assigned target amounts under the Annual Incentive Plan for the 2010 performance period. They also would receive an additional prorated Annual Incentive Plan award, which because the termination date is assumed to be December 31, 2010, would be equivalent to the award actually made for the 2010 performance period. Absent the application of the severance agreements, an NEO would not be entitled to any payment under the Annual Incentive Plan for the performance period in which he is terminated.

(6)	Under the terms of the severance agreements entered into between the Company and each NEO, in the event an NEO’s employment is terminated without cause the NEO is entitled to continue to receive certain employment benefits for the duration of his “severance period.” The term “severance period” is either six or twenty-four months for Mr. Wainscott and either six or eighteen months for the other NEOs, depending upon whether they execute releases of all claims relating to their employment in favor of the Company. The shorter term applies if the NEO does not execute a release of all claims in favor of the Company relating to his employment and the longer term applies if he does execute such a release. The employee benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(7)	Under the terms of the severance agreements entered into between the Company and each NEO, an NEO who is involuntarily terminated without cause is entitled to receive cash severance benefits in an amount equal to the NEO’s base salary for a period of six months in a single, undiscounted lump sum. If the NEO executes an agreement releasing the Company from any liability for claims relating to the NEO’s employment with the Company, the NEO is also entitled to receive an additional lump sum severance payment in an amount equal to 18 months of base salary (in the case of Mr. Wainscott) or 12 months of base salary (in the case of the other NEOs). The amounts calculated for this row assume that the termination occurred on December 31, 2010.

(8)	Under the terms of the Stock Plan, if a participant dies or becomes disabled, then all outstanding restrictions on his or her unvested restricted stock automatically lapse. The amounts reported in this row represent the value of the unvested restricted stock granted to each NEO under the Stock Plan assuming death or disability occurred on December 31, 2010. Amounts were calculated based on the closing market price of the Company’s common stock ($16.37) on the last day that stock traded (December 31, 2010) during the Company’s 2010 fiscal year.

(9)	The amounts reported in this row represent the incremental value of the SERP benefit calculated for each NEO, assuming death or disability on December 31, 2010, in excess of the vested amount payable due to retirement as of December 31, 2010. In other words, this row excludes any amounts to which the NEO would be entitled under the terms of the SERP if he left the Company as of December 31, 2010 without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 62. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by the Company to a participant’s account in a tax-qualified defined contribution plan sponsored by the Company. In 2009, the SERP was amended to provide that, upon a participant’s disability, benefits under the SERP would be paid within 30 days of disability (whereas previously such benefits were not paid until the participant reached 55 years of age). For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2010, and a 3.03% discount rate was used to calculate the lump sum present value.

(10)	Under the terms of the change-in-control agreements entered into between the Company and each NEO, upon a triggering event and the execution of a full release of claims in favor of the Company, the NEO is entitled immediately to (a) exercise all stock options awarded to the NEO under the Stock Plan from the effective date of the release until the earlier of the third anniversary of the date of termination, or the date the option expires under its own terms, and (b) absolute ownership of all shares of restricted stock granted to the NEO under the Stock Plan. Under the terms of the Stock Plan, as of the effective date of a change-in-control of the Company all outstanding stock options become immediately exercisable, all restrictions on the transfer of unvested restricted stock lapse, and all performance shares are deemed earned at the target amount assigned to each award, with payment prorated based upon the number of full months of the performance period with respect to each award that has lapsed as of the effective date of the change-in-control.

(11)	Under the terms of the change-in-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive a lump sum payment equal to (a) between two and three times the greatest of (i) the NEO’s assigned target amount under the Annual Incentive Plan for the calendar year in which the termination occurs, (ii) the amount paid to the NEO under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which the date of termination occurs, or (iii) the average of the amounts paid or payable to the NEO under the Annual Incentive Plan for each of the three calendar years immediately preceding the calendar year in which the date of termination occurs, (b) less any amounts otherwise paid or payable to the NEO under the Annual Incentive Plan with respect to the calendar year immediately preceding the calendar year in which the date of termination occurs, (c) plus the NEO’s assigned maximum amount under the Annual Incentive Plan for the year in which the date of termination occurs, prorated based upon the employment period during such year. For Messrs. Wainscott, Horn and Kaloski, the multiple to be used is three. For Mr. Ferrara, the multiple to be used is two and one-half. For Mr. Zizzo, the multiple to be used is two. The amounts reported in this row assume that the termination occurred on December 31, 2010.

(12)	Under the terms of the Stock Plan, if a change-in-control occurs and a participant has outstanding grants for performance shares, each grant held by the participant is deemed to be earned at the target amount assigned to the participant on a prorated basis based upon the number of full months of the performance period with respect to each award that have elapsed as of the effective date of the change-in-control. The prorated payment will be made to the NEO as soon as administratively feasible following the effective date of the change-in-control. The amounts reported in this row assume that the effective date of change-in-control occurred on December 31, 2010.

(13)	Under the terms of the change-in-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive a lump sum payment equal to the incentive payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of the NEO’s termination (which amount shall not be less than it would be if calculated at the NEO’s assigned target amount under the Long-Term Plan), plus a prorated amount of the incentive award with respect to any incomplete performance period calculated at the NEO’s assigned target amount under the Long-Term Plan for each such performance period. The amounts reported in this row assume that the effective date of the change-in-control occurred on December 31, 2010.

(14)	The amounts reported in this row represent the incremental value of the SERP calculated under each NEO’s change-in-control agreement in excess of the vested amount as of December 31, 2010. In other words, this row excludes any amounts to which the NEO would be entitled if he retired on December 31, 2010 regardless of whether a change-in-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 62, adjusted to reflect commencement at the earliest possible date on or after December 31, 2010. These adjustments include a payment date of December 31, 2010 or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 3.03% discount rate used to calculate the lump sum present value. Under the SERP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-in-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The SERP benefits payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by the Company to a participant’s account in a tax-qualified defined contribution plan sponsored by the Company. The amounts reported in this row assume that the effective date of the change-in-control occurred on December 31, 2010.

(15)	Under the terms of the severance agreements entered into between the Company and each NEO, in the event of a change-in-control the NEO is entitled to continue to receive certain employment benefits for six months. If the NEO executes a full release of claims relating to his employment in favor of the Company, the NEO is entitled to receive additional weeks of benefits for up to 18, 24, or 30 months. For Messrs. Wainscott, Horn and Kaloski, the period to be used is 30 months. For Mr. Ferrara, the period to be used is 24 months. For Mr. Zizzo, the period to be used is 18 months. The amounts calculated for this row assume that the effective date of the change-in-control and termination occurred on December 31, 2010. The employee benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(16)	Estimated excise tax gross-up amounts reported in this row have been calculated in accordance with Internal Revenue Code Section 280G and assume that the effective date of the change-in-control occurred on December 31, 2010. For this purpose, an NEO’s “base amount” has been calculated using W-2 Box 1 earnings for 2005-2009, stock options have been assumed to be cashed-out upon a change-in-control, each NEO is assumed to have a combined personal tax rate of 41% and a 20% excise tax, and no specific value has been ascribed to restrictive covenants. These amounts were calculated based on the closing market price of the Company’s common stock ($16.37) on the last day that stock traded (December 31, 2010) during the Company’s 2010 fiscal year. In October 2009 the Board determined that all new Executive Officer Change-in-Control Agreements entered into between the Company and executive officers in the future will not include excise tax gross-up payments to reimburse executive officers for amounts triggered by a change-in-control of the Company.

(17)	Under the terms of the change-in-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive cash severance benefits in an amount equal to six months of the NEO’s base salary in a single, undiscounted lump sum payment. If the NEO executes a full release of claims relating to his employment in favor of the Company, the NEO is entitled to receive additional cash severance in a single, undiscounted lump sum in an amount equal to 18, 24, or 30 months of the NEO’s base salary. For Messrs. Wainscott, Horn and Kaloski, the period to be used is 30 months. For Mr. Ferrara, the period to be used is 24 months. For Mr. Zizzo, the period to be used is 18 months. The amounts calculated for this row assume that the effective date of the change-in-control and termination occurred on December 31, 2010.

(18)	Mr. Gant retired effective as of August 31, 2010. As such, only the actual payments made to Mr. Gant as a result of his retirement are provided.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2010, the Committee met nine times and discussed the interim quarterly financial results with the Company’s Chief Financial Officer and its independent registered public accounting firm, Deloitte & Touche LLP (the “independent auditors”), prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with the Company’s independent auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement review and evaluation.

The Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards of the PCAOB (United States), including those described in PCAOB AU 380, “Communication with Audit Committees,” and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the independent auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between the independent auditors and management.

The Committee has discussed and reviewed with management and the Company’s independent auditors the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. Management has the responsibility for the preparation of the Company’s financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the Company’s independent auditors, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Committee also retained Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. As a matter of good corporate governance, the Committee is seeking ratification by the Company’s stockholders of that appointment.

THE AUDIT COMMITTEE

William K. Gerber, Chair
Dennis C. Cuneo
Ralph S. Michael, III
Shirley D. Peterson
Dr. James A. Thomson

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides the aggregate fees paid or accrued by the Company to its principal accounting firm, Deloitte & Touche LLP, for the years ended December 31, 2009 and 2010, respectively:

	2009	2010

Audit Fees(1)	$2,721,100	$2,728,700
Audit-Related Fees(2)	423,600	488,600

Total Audit and Audit-Related Fees	3,144,700	3,217,300
Tax Fees(3)	971,500	748,600
All Other Fees	0	0

Total	$4,116,200	$3,965,900

(1)	Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal controls over financial reporting, fees for audits required for regulatory reporting by the Company’s insurance subsidiaries and consents related to filings with the Securities and Exchange Commission.

(2)	Includes audit-related fees for audits of employee benefit plans and agreed-upon procedure engagements.

(3)	Primarily fees for tax compliance, tax planning and tax audits. In 2010, the Company paid $700,100 for tax compliance, $20,800 for tax planning and $27,700 for tax audits.

The Audit Committee annually approves the scope and fees payable for the year-end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm. For 2009 and 2010, the Audit Committee pre-approved all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee at its next meeting. The Company’s Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee.

All of the services provided by Deloitte & Touche LLP in 2009 and 2010 have been approved in accordance with the foregoing policies and procedures.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal 2 on the proxy card)

The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the current fiscal year. The Audit Committee and the Board of Directors seek to have the stockholders ratify this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

Although stockholder ratification is not required under the laws of the State of Delaware, the Audit Committee and the Board are submitting the appointment of Deloitte & Touche LLP to the Company’s stockholders for ratification at the Annual Meeting as a matter of good corporate governance in order to provide a means by which stockholders may communicate their opinion with respect to this matter. If the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee may replace Deloitte & Touch LLP with another independent registered public accounting firm for the balance of the year or may decide to maintain its appointment of Deloitte & Touche LLP, whichever it deems to be in the best interests of the Company given the circumstances at that time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3 on the proxy card)

Why is the Company seeking stockholder approval?

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted by Congress in 2010 provides that publicly-traded companies such as AK Steel must conduct a stockholder advisory vote at least once every three years seeking approval of the compensation of its Named Executive Officers, as such compensation is disclosed in this Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. The Dodd-Frank Act further provides that the stockholder vote to approve such executive compensation is advisory only and is not binding on the Company or its Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s Named Executive Officers.

In accordance with the Dodd-Frank Act, the Company is seeking stockholder approval of the 2010 compensation of its Named Executive Officers (“NEOs”), as they are identified and defined in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. The Company strongly encourages stockholders to review the CD&A, especially the Executive Summary of Executive Compensation Program and Overview of Pay-for-Performance Components at the beginning of the CD&A.

What are the goals and philosophy underlying the Company’s executive compensation program?

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors oversees the Company’s executive compensation program. As discussed in more detail in the CD&A, the primary goals of the program are to align the interests of Management and the Company’s stockholders and to attract, motivate and retain high caliber employees capable of driving the Company’s long-term success. In furtherance of those goals, the Committee believes that a significant portion of the overall compensation package for each of the Company’s Executive Officers (which includes the NEOs) should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a portion of the equity incentives awarded to each Executive Officer. The Committee further believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and the long-term growth of the Company.

Why should stockholders approve the Company’s executive compensation program?

The Committee strongly believes that a good executive compensation program links the compensation of the executive to the Company’s performance. By doing so, the executive has an effective incentive to improve the performance of the Company and the commonality of interests between Management and the Company’s stockholders is strengthened. The Committee also strongly believes that the Company’s executive compensation program successfully achieves that link. The strong link between the Company’s performance and the Executive Officers’ compensation program is described more fully in the CD&A. When the Company performs well, as it did for several of the years prior to 2009, the strong tie between performance and compensation results in the Executive Officers also benefiting. When the performance is less strong, the structure of the executive compensation program properly results in the compensation of the Company’s Executive Officers being commensurately reduced. This is reflected in the results for 2010, as further discussed below.

How did the key pay-for-performance components of the Company’s executive compensation program impact the 2010 compensation of the Company’s Named Executive Officers?

The application of the key pay-for-performance components of the Company’s executive compensation program on 2010 executive compensation illustrates their success in establishing a strong link between management compensation and the performance of the Company. Those components and their application to the 2010 executive compensation of the NEOs are summarized below.

•	Annual Incentive Plan. The Company provides annual cash performance awards to its employees, including its NEOs, pursuant to its Management Incentive Plan (the “Annual Incentive Plan”). Under the terms of the Annual Incentive Plan, a participant can earn a performance award based upon the annual performance of the Company against threshold, target and maximum goals established with respect to three different performance factors: safety, quality and net income (excluding special, unusual and extraordinary items). No award will be paid with respect to each performance factor unless the Company at least meets the threshold goal for that performance factor. In addition, no award will be paid with respect to quality unless the Company at least meets the threshold goal for financial performance.

In 2010, the Company had the best year in its history with respect to quality and exceeded its target level goal for quality performance by a significant margin. Due largely, however, to the lingering effects of the recession and a dramatic increase in iron ore prices, the Company did not meet the threshold goal for financial performance for 2010. Accordingly, no annual incentive award was paid for 2010 with respect to either the financial or quality component of the annual incentive plan. With respect to safety, the participants in the Annual Incentive Plan, including the NEOs, earned a partial payout equal to 6.19% of their total potential annual incentive award.

•	Long-Term Performance Plan. The Company also has a Long-Term Performance Plan (the “Long-Term Plan”). Under the terms of the Long-Term Plan, a participant can earn a performance award based upon the three-year performance of the Company against a performance goal. The Committee uses cumulative EBITDA (excluding special, unusual and extraordinary items) as the performance metric for the Long-Term Plan. Pursuant to the terms of the Long-Term Plan, the Committee establishes cumulative EBITDA threshold, target and maximum performance goals at the start of each three-year performance period.

With respect to an award that would be paid under the Long-Term Plan for the three-year period ending December 31, 2010, the Company’s cumulative EBITDA was below the threshold level established by the Committee in January 2008. Accordingly, no performance award was paid to the participants in the Long-Term Plan for the three-year period which ended in 2010.

•	Performance Shares under the Stock Incentive Plan. Like most major companies, the Company has a Stock Incentive Plan (the “Stock Plan”) pursuant to which it makes equity grants to its Executive Officers and other key employees. This includes the grant of performance share awards which directly link executive compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. Each grant of a performance share award is expressed as a target number of shares of the Company’s common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award will be based upon the performance of the Company over a three-year performance period with respect to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals are established using the Company’s total stockholder return and the compounded annual growth rate of the price of the Company’s common stock over the performance period.

With respect to a performance share award that would have been paid under the Stock Plan for the three-year period ending December 31, 2010, the Company’s stock performance did not meet the threshold performance levels established in January 2008. Accordingly, no shares of the Company’s common stock were issued for the three-year performance period which ended in 2010.

What were the other key compensation components in 2010 for the Company’s Named Executive Officers and how did they relate to the Company’s performance?

While the three compensation components described above represent the most direct links between pay and performance, they are not the only such links included in the Company’s executive compensation program. The pay to members of executive management, including the NEOs, is also linked to the performance of the Company by other key components of the Company’s compensation program. Those other components, and their link to the performance of the Company, are summarized below.

•	Restricted Stock Grants. Though not as direct a link as performance share awards to the performance of the Company, restricted stock grants still are intended to — and do — link executive compensation to the Company’s performance because the actual value of the award ultimately will depend on the performance of the Company’s stock. The aggregate grant date fair value of the restricted stock awards to the NEOs is set forth in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Stock Option Grants. All options granted under the Stock Plan in 2010 vest in three equal installments on the first, second and third anniversary of the grant date. These stock options will have a value for a grantee, including an NEO, if the market price of the Company’s stock increases above its price on the date the option was granted. Thus, as with restricted stock grants, the Company’s performance with respect to stock option grants also is linked to this portion of executive compensation. The aggregate grant date fair value of those awards to each of the NEOs is set forth in the Summary Compensation Table for 2010 at page 54 of this Proxy Statement.

•	Thrift Plan Matches. The Company has a thrift plan which is a qualified retirement plan under Section 401(k) of the Internal Revenue Code and a supplemental thrift plan which is a non-qualified retirement plan. Participation in these plans includes the NEOs. Under these plans, the Company matches employee contributions up to 5% of base salary, with half of that Company match dependent upon the Company’s net income. The Company will make an additional contribution if its net income exceeds $150 million. Thus, this component of executive compensation also is linked to the Company’s performance. In 2010, because the Company did not earn net income, there were no performance-based matching or supplemental contributions to the participants in these thrift plans.

Is there a link between the base salary of a Named Executive Officer and the Company’s performance?

Yes. Although each NEO’s base salary is not directly linked to or dependent upon the Company’s performance once it is set, the Committee strongly considers such performance in its determination of base salaries. The extent of this link to the Company’s performance has been particularly evident over the course of the last two years. For example, due to the anticipated impact on the Company’s financial performance of the recession which started in the fall of 2008, the base salary of each NEO of the Company was reduced by 5% effective January 1, 2009. That reduction continued in effect until the fourth quarter of 2009, after the Company had returned to profitability. However, because the Company was unable to sustain that profitability throughout 2010, in January 2011 when the Committee was determining the executive compensation packages for 2011, the Committee did not increase the base salary for 2011 of any of the NEOs. Again, this reflects the strong link between the Company’s performance and its executive compensation program.

Does the Board have a recommendation on how to vote with respect to this proposal?

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES
CONCERNING NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 4 on the proxy card)

Why is the Company seeking stockholder approval with respect to the frequency of the advisory vote concerning Named Executive Officer compensation?

As noted in Proposal No. 3, the Dodd-Frank Act provides that publicly-traded companies such as AK Steel must conduct a stockholder advisory vote at least once every three years seeking approval of the compensation of its Named Executive Officers, as such compensation is disclosed in the Company’s Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. The Dodd-Frank Act further provides that the Company must give its stockholders the opportunity at least once every six years to vote, on a non-binding, advisory basis, for their preference on the frequency of the advisory vote concerning Named Executive Officer compensation. In that vote, the stockholders may indicate whether they would prefer that future advisory votes on executive compensation should occur every one, two or three years, or they may abstain from voting on the proposal.

In accordance with the Dodd-Frank Act, the Company is providing its stockholders with the opportunity to vote on how frequently the Company should hold future stockholder advisory votes concerning executive compensation. In considering your vote, the Company strongly encourages you to review the information presented in Proposal No. 3, as well as the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, especially the Executive Summary of Executive Compensation Program and Overview of Pay-for-Performance Components at the beginning of the CD&A.

Is the Board recommending any particular frequency for future stockholder advisory votes on executive compensation?

Yes. The Board has determined, upon the recommendation of its Management Development and Compensation Committee, that holding an advisory vote on executive compensation once every three years best suits AK Steel and the long-term, pay-for-performance focus of its executive compensation program.

Why is the Board recommending a frequency of three years for future stockholder advisory votes on executive compensation?

Although the Board carefully considered and discussed the relative perceived advantages and disadvantages of each of the three potential time periods, its ultimate choice to recommend holding an advisory compensation vote once every three years was based principally on the following factors:

•	Better evaluation over a longer period. One of the important principles underlying the Company’s compensation philosophy is to establish a strong link between the earnings opportunity of its executives and the long-term financial performance and growth of the Company. Providing an advisory vote every three years will allow stockholders to better judge the financial performance of the Company against the Executive Officers’ compensation over a period of time that is more consistent with this compensation program philosophy.

•	Better alignment with key compensation performance periods. For purposes of earning potential long-term incentive compensation — cash awards under the Long-Term Plan and performance share equity awards under the Stock Plan — the Company uses a three-year period for measuring its performance against certain goals established by the Committee at the beginning of that period. An advisory vote that occurs every three years would mirror this performance period.

•	More appropriate timeframe for the Board to understand and reflect upon the stockholder advisory vote concerning the executive compensation program and for stockholders to assess any resulting changes in the program. The Board will strongly weigh the input of the Company’s stockholders as communicated through the results of the advisory vote on executive compensation. In the event that the stockholder vote suggests that there are stockholder concerns with the executive compensation program, the Board will need to investigate to better understand the reason(s) for those concerns and to determine whether and how best to address them. An advisory vote held every three years will allow the Board a more appropriate period of time to not only determine the reason(s) for the concerns, but also to determine whether the circumstances giving rise to them are likely to be repeated and need to be addressed and, if so, how to address those circumstances. In addition, if changes in the executive compensation program result, an advisory vote held every three years will provide the Company’s stockholders with an opportunity to assess any changes made to the program and determine whether the concerns reflected in the last advisory vote have been addressed.

•	Encourages stockholder engagement on an ongoing basis. The Company believes that an advisory vote need not be the sole means by which stockholders communicate with the Company with respect to executive compensation. Rather, there can be ongoing dialogue between the Company and its stockholders with respect to executive compensation through other mechanisms. It simply is not necessary or even preferable to rely solely on an annual advisory vote as the source of stockholder input on executive compensation.

I have rejected the recommendation of other Boards for a three-year frequency — what is different about AK Steel in this regard?

A longer period of evaluation is particularly appropriate for AK Steel in light of (1) the cyclical nature of the steel industry in which the Company operates, and (2) the volatility currently and in recent years with respect to steel pricing and input costs. Unlike most companies which operate in other industries, there have been significant swings in the financial performance of the Company from year-to-year as a result of this cyclicality and volatility. This can directly impact the performance-based compensation components of the Company’s executive compensation program. But, because there are key components of the AK Steel executive compensation program which are intended to establish a strong link between the earnings opportunity of its executives and the long-term financial performance and growth of the Company, sometimes there is a lag between the impact of the Company’s performance in a particular year and the payment of the long-term performance awards. For example, this occurred in 2009. Despite the Company reporting a net loss in 2009, the participants in the Company’s long-term plan received an incentive award for the three-year period ending in 2009 predicated on the very strong financial performance of the Company in 2008 and 2007. The reverse could be true in 2011. Even if the Company has a very strong financial performance in 2011 as it recovers from the impact of the severe recession that affected its 2009 and 2010 financial results, the drag of those two earlier years could very well result in no long-term award being paid for the three-year performance period ending in 2011. Holding an advisory vote concerning executive compensation only every three years better takes into account the cyclicality and volatility of the steel industry in which the Company conducts its business, provides a more accurate perspective upon which to base a vote concerning the Company’s executive compensation program, and avoids an over-emphasis on short term variations in compensation and business results.

What specifically are my voting options with respect to this frequency proposal?

Unlike a typical Proxy Statement proposal, the Company is not requesting that stockholders approve or disapprove of the Board’s recommendation. Thus, although the Board is recommending that stockholders vote to hold an advisory vote on executive compensation every three years, you have the opportunity to cast your vote as to whether the Company will hold the stockholders’ advisory vote every one, two, or three years, or to abstain from voting on the proposal.

Does the Board have a recommendation on how to vote with respect to this proposal?

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF “THREE YEARS” ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
AND NOMINATIONS OF DIRECTORS

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or Director nomination for the 2012 Annual Meeting must be received by the Company no later than March 2, 2012 and no earlier than February 2, 2012, and must contain certain information and conform to certain requirements specified in the By-laws. If the Chairman determines at the Annual Meeting that a stockholder proposal or Director nomination was not made in accordance with the By-laws, the Company may disregard the proposal or nomination.

If a stockholder intends to present a proposal at the 2012 Annual Meeting of Stockholders and seeks to have the proposal included in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company no later than December 13, 2011. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2012 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to: Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

OTHER MATTERS

The Company’s audited financial statements as of and for the year ended December 31, 2010, together with the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, are included in the Company’s Annual Report on Form 10-K under the Securities Exchange Act of 1934. A copy of the 2010 Annual Report on Form 10-K is included in the Company’s 2010 Annual Report to Stockholders and is being furnished on the Internet to stockholders together with this Proxy Statement.

This Proxy Statement and the accompanying form of proxy will be furnished on the Internet to stockholders on or about April 11, 2011, together with the 2010 Annual Report to Stockholders. In addition, the Company is requesting banks, brokers and other custodians, nominees and fiduciaries to forward the Notice of Internet Availability of Proxy Materials to the beneficial owners of shares of the Company’s common stock held by them of record and will reimburse them for the reasonable out-of-pocket expenses they incur in complying with this request. The Company retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be $8,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by officers and employees of the Company, via personal contacts, telephone or email. The cost of soliciting proxies will be borne by the Company.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote on the matter in their discretion.

By order of the Board of Directors,
David C. Horn
Secretary

West Chester, Ohio
April 11, 2011

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Proposal 1 - Election of Directors.
The Board of Directors recommends a vote FOR the listed nominees.

	For	Against	Abstain		For	Against	Abstain
01 – Richard A. Abdoo	☐	☐	☐	06 – Robert H. Jenkins	☐	☐	☐

02 – John S. Brinzo	☐	☐	☐	07 – Ralph S. Michael, III	☐	☐	☐

03 – Dennis C. Cuneo	☐	☐	☐	08 – Shirley D. Peterson	☐	☐	☐

04 – William K. Gerber	☐	☐	☐	09 – Dr. James A. Thomson	☐	☐	☐

05 – Dr. Bonnie G. Hill	☐	☐	☐	10 – James L. Wainscott	☐	☐	☐
B.	Proposal 2 - Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

☐ For	☐ Against	☐ Abstain
C.	Proposal 3 - Advisory vote on Named Executive Officer compensation.
The Board of Directors recommends a vote FOR the resolution to approve the compensation of the Named Executive Officers.

☐ For	☐ Against	☐ Abstain
D.	Proposal 4 - Advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation.
The Board of Directors recommends a vote for the option of THREE YEARS on the frequency of future stockholder advisory votes on Named Executive Officer compensation:

One year	Two years	Three years	Abstain
☐	☐	☐	☐
Note: Proxies that are signed and returned but which do not make an election on the frequency of stockholder advisory votes on Named Executive Officer compensation will be voted for “THREE YEARS”, as recommended by the Board of Directors.
E.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Title:	Title:

Proxy – AK Steel Holding Corporation

Annual Meeting of Stockholders
Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 26, 2011
The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints James L. Wainscott, David C. Horn and Albert E. Ferrara, Jr., and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 26, 2011, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 28, 2011, in accordance with the directions indicated herein:
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE TEN NOMINEES NAMED ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AND FOR THE OPTION OF “THREE YEARS” ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION .
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES NAMED FOR ELECTION AS A DIRECTOR.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “THREE YEARS” ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION. PROXIES THAT ARE SIGNED AND RETURNED BUT DO NOT MAKE AN ELECTION WITH RESPECT TO THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION WILL BE VOTED FOR “THREE YEARS”, AS RECOMMENDED BY THE BOARD OF DIRECTORS.
Please sign, date and return this proxy card promptly using the enclosed envelope.
(Continued and to be voted on reverse side.)